Execution Version US-DOCS\130540874.4 SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT This SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 8, 2022 (this “Amendment”), among The Ensign Group, Inc., a Delaware corporation (“Ensign Group”), Standard Bearer Healthcare REIT, Inc., a Maryland corporation (“Ensign REIT” and, together with Ensign Group, the “Borrowers”), certain subsidiaries of the Borrowers party hereto, as guarantors (the “Guarantors”), the several banks and other financial institutions party hereto constituting all of the Lenders party to the Credit Agreement (as defined below) as of the date hereof (the “Consenting Lenders”) and Truist Bank (“Truist”), as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), which amends that certain Third Amended and Restated Credit Agreement, dated as of October 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among Ensign Group, the several banks and other financial institutions from time to time party thereto, the Administrative Agent and Truist as issuing bank and swingline lender. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in this Amendment or the Amended Credit Agreement (as defined below), as applicable. WHEREAS, the Borrowers have requested certain amendments to the Credit Agreement as necessary to provide, among other things, an extension of the Revolving Commitment Termination Date and an increase of the Revolving Commitment to $600,000,000; and WHEREAS, the Borrowers, the Guarantors, the Administrative Agent and the Consenting Lenders desire to enter into this Amendment in order to effect the amendments to the Credit Agreement contemplated herein, in each case, on the terms and subject to the conditions set forth in Section 2 hereof. NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows: Amendments to the Credit Agreement. Subject to the satisfaction (or waiver by the Consenting Lenders) of the conditions set forth in Section 2 hereof, the Credit Agreement, including all schedules and exhibits thereto, shall be amended as follows: The Credit Agreement is hereby amended by inserting the language indicated in double underlined text (indicated textually in the same manner as the following example: underlined text) in Exhibit A hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: stricken text) in Exhibit A hereto; and The Schedules to the Credit Agreement are hereby amended and restated in their entirety as set forth in Exhibit B hereto. The Exhibits to the Credit Agreement are hereby amended and restated in their entirety as set forth in Exhibit C hereto. The Credit Agreement, Schedules and Exhibits thereto, as so amended pursuant to the foregoing clauses (a), (b) and (c), are referred to herein as the “Amended Credit Agreement”. Conditions to Effectiveness. The effectiveness of this Amendment is subject only to the satisfaction (or waiver by the Consenting Lenders) of the following conditions precedent (the date on which such conditions have been satisfied (or waived by the Consenting Lenders), the “Second Amendment Effective Date”):

2 US-DOCS\130540874.4 The Administrative Agent shall have received executed counterparts of this Amendment from each Loan Party, the Administrative Agent and the Consenting Lenders. The representations and warranties of each Loan Party set forth in Article IV of the Amended Credit Agreement or any other Loan Document shall be true and correct in all material respects on and as of the Second Amendment Effective Date; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be. No Event of Default shall have occurred and be continuing as of the time of the Second Amendment Effective Date or immediately after giving effect to this Amendment. The Administrative Agent shall have received (i) a copy of each organizational document of each Loan Party certified as of a recent date by the applicable Governmental Authority (or, to the extent any such organizational document has not been amended, supplemented or otherwise modified from the version thereof delivered to the Administrative Agent on the Original Closing Date, the First Amendment and Restatement Date, the Second Amendment and Restatement Date, the Closing Date or the date of such Loan Party’s joinder as a Loan Party, as applicable, a certification by its secretary, assistant secretary or Responsible Officer that such organizational document has not been amended, supplemented or otherwise modified since such date), (ii) an incumbency certificate identifying the name and title and bearing the signatures of the authorized signatories of each Loan Party, (iii) copies of resolutions of the governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Second Amendment Effective Date by its secretary, assistant secretary or Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation. The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Second Amendment Effective Date) of (i) Kirkland & Ellis LLP, special counsel to the Loan Parties, (ii) Venable LLP, special Maryland counsel to Ensign REIT, and (iii) Holland & Hart LLP, special Nevada counsel to the Loan Parties that are incorporated, organized or formed in Nevada, each in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received a certificate of a Responsible Officer of Ensign Group certifying that the conditions set forth in Sections 2(b) and (c) have been satisfied. At least three (3) days prior to the Second Amendment Effective Date, (A) all documentation and other information with respect to the Borrowers and each other Loan Party that the Administrative Agent or any Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent at least ten (10) days before the Second Amendment Effective Date, and (B) if Ensign Group or Ensign REIT qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower. The Borrowers shall have paid all accrued and unpaid interest in respect of the Revolving Loans and Swingline Loans as well as all accrued and unpaid commitment fees in respect of the Revolving Commitment, letter of credit fees in respect of each Revolving Lender’s LC Exposure and facing

3 US-DOCS\130540874.4 fees in respect of each Issuing Bank’s LC Exposure and all other accrued and unpaid fees due and payable by the Borrowers pursuant to the Credit Agreement and the other Loan Documents through, but not including, the Second Amendment Effective Date. The Borrowers shall have paid all reasonable documented out-of-pocket costs and expenses incurred by the Administrative Agent (including the reasonable and documented fees, charges and disbursements of counsel) in connection with this Amendment to the extent reimbursable by the Borrowers pursuant to Section 10.3 of the Amended Credit Agreement and invoiced prior to the Second Amendment Effective Date (except as otherwise reasonably agreed by the Borrowers). The Administrative Agent shall have received executed counterparts of each of the documents listed on Exhibit D hereto (the “Joinder Documents”). Fees and Expenses. The Borrowers agree to reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Amendment to the extent reimbursable by the Borrowers pursuant to Section 10.3 of the Amended Credit Agreement. Reallocation of LC Exposure. On the Second Amendment Effective Date, immediately after giving effect to the increase in the Revolving Commitment as contemplated hereby (such increase, the “Revolving Facility Upsize”), the LC Exposure in respect of Letters of Credit that were issued prior to, and remain outstanding as of, the Second Amendment Effective Date (the “Specified Letters of Credit”) shall be automatically, and without further act, reallocated amongst the Revolving Lenders based on their respective Pro Rata Share of the Revolving Commitment (after giving effect to the Revolving Facility Upsize). In connection with the foregoing, the Revolving Lenders shall be deemed to have assigned or assumed, as the case may be, an amount of participation interests in respect of the Specified Letters of Credit sufficient to cause each Revolving Lender’s LC Exposure in respect of the Specified Letters of Credit to equal its Pro Rata Share (based on such Revolving Lender’s Revolving Commitment, after giving effect to the Revolving Facility Upsize) of the total LC Exposure in respect of the Specified Letters of Credit. Amendments; Counterparts. This Amendment may not be amended or waived except by an instrument in writing signed by each of the parties party hereto. This Amendment and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Amendment and each other Loan Document shall be effective as delivery of an original executed counterpart of this Amendment and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. Governing Law, Jurisdiction and Waiver of Right to Trial by Jury. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The governing law, jurisdiction, consent to service of process, and waiver of jury trial provisions in Sections 10.5 and 10.6 of the Credit Agreement are incorporated herein by reference mutatis mutandis. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

4 US-DOCS\130540874.4 Effect of Amendment. On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, mean and are a reference to the Credit Agreement as modified by this Amendment. Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed. In furtherance of the foregoing, each of the Loan Parties party hereto hereby irrevocably and unconditionally ratifies its grant of security interest and pledge under the Security Agreement and each Loan Document and confirms that the liens, security interests and pledges granted thereunder continue to secure the Obligations, including, without limitation, any additional Obligations resulting from or incurred pursuant to this Amendment. Each of the Loan Parties as debtor, grantor, mortgagor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party, guarantor or indemnitor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by such Loan Party pursuant to the Guaranty and Security Agreement) and confirms that such liens and security interests continue to secure the Obligations under the Loan Documents, in each case subject to the terms thereof and (iii) in the case of each Guarantor, ratifies and reaffirms its guaranty of the Obligations pursuant to the Loan Documents. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Consenting Lender under, the Credit Agreement or any of the other Loan Documents. This Amendment shall be deemed to be a Loan Document as defined in the Credit Agreement. No Novation. By its execution of this Amendment, each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation, but, rather, a supplement of a pre-existing indebtedness and related agreement, as evidenced by the Amended Credit Agreement. Joinder Documents. By its execution of this Amendment, each Lender hereby consents to, and instructs the Administrative Agent and/or the Collateral Agent, as applicable, to enter into, each of the Joinder Documents. [Signature Pages Follow]

US-DOCS\130540874.4 EXHIBIT A Amended Credit Agreement [see attached]

Execution Version
Conformed Copy (~~First~~Second Amendment)

Deal CUSIP: 29358XAH7
Revolver CUSIP: 29358XAJ3

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 1, 2019

among

THE ENSIGN GROUP, INC.
and
STANDARD BEARER HEALTHCARE REIT, INC.
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

~~SUNTRUST~~TRUIST BANK
as Administrative Agent

~~SUNTRUST ROBINSON HUMPHREY, INC.,~~

TRUIST SECURITIES INC., BOFA SECURITIES, INC., CITIBANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION, REGIONS CAPITAL MARKETS
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
~~REGIONS SECURITIES LLC~~
as Joint Lead Arrangers and Joint Book Managers

and

BANK OF AMERICA, N.A., BOFA SECURITIES, INC., CITIBANK, N.A.,
~~and~~
~~REGIONS BANK~~
~~as Co-Syndication Agents~~
~~and~~
~~BBVA USA,~~
~~CITIZENS BANK, N.A.,~~
FIFTH THIRD BANK, NATIONAL ASSOCIATION, REGIONS CAPITAL MARKETS
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as ~~Co-Documentation~~Co-Syndication Agents

US-DOCS\~~128255312.5~~130540951.4

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS; CONSTRUCTION 2

Section 1.1. Definitions 2
Section 1.2. Classifications of Loans and Borrowings .... ~~41~~53
Section 1.3. Accounting Terms and Determination .... ~~41~~53
Section 1.4. Terms Generally .... ~~42~~54
Section 1.5. Limited Condition Acquisitions .... ~~42~~55

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS .... ~~43~~56

Section 2.1. General Description of Facilities .... ~~43~~56
Section 2.2. Revolving Loans .... ~~43~~56
Section 2.3. Procedure for Revolving Borrowings .... ~~44~~56
Section 2.4. Swingline Commitment .... ~~44~~57
Section 2.5. [Reserved] .... ~~46~~59
Section 2.6. Funding of Borrowings .... ~~46~~61
Section 2.7. Interest Elections .... ~~46~~62
Section 2.8. Optional Reduction and Termination of Commitments .... ~~47~~63
Section 2.9. Repayment of Loans .... ~~48~~63
Section 2.10. Evidence of Indebtedness .... ~~48~~64
Section 2.11. Optional Prepayments .... ~~49~~64
Section 2.12. Mandatory Prepayments .... ~~49~~65
Section 2.13. Interest on Loans .... ~~50~~67
Section 2.14. Fees .... ~~51~~68
Section 2.15. Computation of Interest and Fees .... ~~52~~69
Section 2.16. Inability to Determine Interest Rates .... ~~52~~**; Benchmark Replacement Setting** 69
Section 2.17. Illegality .... ~~53~~71
Section 2.18. Increased Costs .... ~~54~~72
Section 2.19. Funding Indemnity .... ~~55~~73
Section 2.20. Taxes .... ~~55~~74
Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs .... ~~58~~77
Section 2.22. Letters of Credit .... ~~59~~78
Section 2.23. Increase of Commitments; Additional Lenders .... ~~63~~83
Section 2.24. Mitigation of Obligations .... ~~67~~87
Section 2.25. Replacement of Lenders .... ~~67~~88
Section 2.26. Defaulting Lenders .... ~~68~~88
Section 2.27. Request for Extended Facilities .... ~~71~~92
Section 2.28. Refinancing Amendment .... ~~73~~94

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT .... ~~73~~95

Section 3.1. Conditions to Effectiveness .... ~~73~~95
Section 3.2. Conditions to Each Credit Event .... ~~77~~98
Section 3.3. Delivery of Documents .... ~~77~~99

US-DOCS\130540951.4

Section 3.4. Effect on Existing Credit Facility ~~77~~99

ARTICLE IV

REPRESENTATIONS AND WARRANTIES ~~78~~100
Section 4.1. Existence; Power ~~78~~100
Section 4.2. Organizational Power; Authorization ~~78~~100
Section 4.3. Governmental Approvals; No Conflicts ~~78~~100
Section 4.4. Financial Statements ~~78~~100
Section 4.5. Litigation and Environmental Matters ~~79~~101
Section 4.6. Compliance with Laws and Agreements ~~79~~101
Section 4.7. Investment Company Act. ~~79~~101
Section 4.8. Taxes ~~79~~101
Section 4.9. Use of Proceeds; Margin Regulations ~~79~~102
Section 4.10. ERISA ~~80~~102
Section 4.11. Ownership of Property; Insurance ~~80~~103
Section 4.12. Disclosure ~~81~~103
Section 4.13. Labor Relations ~~81~~104
Section 4.14. Subsidiaries ~~81~~104
Section 4.15. Solvency ~~81~~104
Section 4.16. [Reserved] ~~81~~104
Section 4.17. Collateral Documents ~~82~~104
Section 4.18. [Reserved] ~~82~~105
Section 4.19. Healthcare Matters ~~82~~105
Section 4.20. Sanctions ~~85~~108
Section 4.21. Anti-Corruption Laws ~~85~~108
Section 4.22. Patriot Act ~~85~~108
Section 4.23. ~~EEA~~Affected Financial Institutions ~~85~~108

ARTICLE V

AFFIRMATIVE COVENANTS ~~85~~109
Section 5.1. Financial Statements and Other Information ~~85~~109
Section 5.2. Notices of Material Events ~~87~~111
Section 5.3. Existence; Conduct of Business ~~89~~113
Section 5.4. Compliance with Laws. ~~89~~113
Section 5.5. Payment of Obligations ~~89~~113
Section 5.6. Books and Records ~~89~~113
Section 5.7. Visitation and Inspection. ~~90~~114
Section 5.8. Maintenance of Properties; Insurance ~~90~~114
Section 5.9. Use of Proceeds; Margin Regulations ~~90~~114
Section 5.10. [Reserved] ~~90~~115
Section 5.11. [Reserved] ~~91~~115
Section 5.12. Additional Subsidiaries and Collateral ~~91~~115
Section 5.13. Collateral Access Agreements ~~92~~116
Section 5.14. Further Assurances ~~92~~117
Section 5.15. Health Care Matters ~~92~~117
Section 5.16. Post-Closing Matters ~~93~~118
Section 5.17. [Reserved] ~~93~~118
Section 5.18. Limitations on Designation of Excluded Subsidiaries ~~93~~118
Section 5.19. Anti-Corruption Laws; Sanctions ~~95~~120

US-DOCS\130540951.4
ii

ARTICLE VI

FINANCIAL COVENANTS .... ~~95~~120
Section 6.1. Total Leverage Ratio .... ~~95~~120
Section 6.2. Interest/Rent Coverage Ratio .... ~~96~~121

ARTICLE VII

NEGATIVE COVENANTS .... ~~96~~121
Section 7.1. Indebtedness and Preferred Equity .... ~~96~~121
Section 7.2. Liens .... ~~98~~123
Section 7.3. Fundamental Changes .... ~~99~~125
Section 7.4. Investments, Loans .... ~~100~~126
Section 7.5. Restricted Payments .... ~~102~~128
Section 7.6. Sale of Assets .... ~~104~~130
Section 7.7. Transactions with Affiliates .... ~~105~~131
Section 7.8. Restrictive Agreements .... ~~105~~131
Section 7.9. Sale and Leaseback Transactions .... ~~106~~132
Section 7.10. Hedging Transactions .... ~~106~~132
Section 7.11. Amendment to Material Documents .... ~~106~~133
Section 7.12. PropCo Master Leases .... ~~106~~133
Section 7.13. Accounting Changes .... ~~107~~133
Section 7.14. Government Regulation .... ~~107~~133
Section 7.15. Sanctions .... ~~107~~134
Section 7.16. Anti-Corruption Laws .... ~~107~~134

ARTICLE VIII

EVENTS OF DEFAULT ~~107~~134
Section 8.1. Events of Default .... ~~107~~134
Section 8.2. Application of Proceeds from Collateral .... ~~110~~137

ARTICLE IX

THE ADMINISTRATIVE AGENT .... ~~111~~139
Section 9.1. Appointment of the Administrative Agent .... ~~111~~139
Section 9.2. Nature of Duties of the Administrative Agent and the Other Agents .... ~~112~~139
Section 9.3. Lack of Reliance on the Agents, the Issuing Banks and the Lenders .... ~~112~~140
Section 9.4. Certain Rights of the Administrative Agent .... ~~113~~141
Section 9.5. Reliance by the Administrative Agent .... ~~113~~141
Section 9.6. The Administrative Agent in its Individual Capacity .... ~~113~~141
Section 9.7. Successor Administrative Agent .... ~~114~~142
Section 9.8. Withholding Tax .... ~~114~~142
Section 9.9. The Administrative Agent May File Proofs of Claim .... ~~115~~143
Section 9.10. Authorization to Execute Other Loan Documents .... ~~116~~144
Section 9.11. Collateral and Guaranty Matters .... ~~116~~144
Section 9.12. ~~Co-Documentation Agents;~~ Co-Syndication Agents; Lead Arrangers ~~116~~144
Section 9.13. Right to Realize on Collateral and Enforce Guarantee .... ~~116~~144

US-DOCS\130540951.4

iii

Section 9.14.	Secured Bank Product Obligations and Hedging Obligations	~~116~~145
Section 9.15.	Erroneous Payments	146

ARTICLE X

MISCELLANEOUS ~~118~~149

Section 10.1.	Notices	~~118~~149
Section 10.2.	Waiver; Amendments	~~121~~152
Section 10.3.	Expenses; Indemnification	~~123~~155
Section 10.4.	Successors and Assigns	~~125~~157
Section 10.5.	Governing Law; Jurisdiction; Consent to Service of Process	~~129~~161
Section 10.6.	WAIVER OF JURY TRIAL	~~129~~162
Section 10.7.	Right of Set-off	~~129~~163
Section 10.8.	Counterparts; Integration	~~130~~163
Section 10.9.	Survival	~~130~~163
Section 10.10.	Severability	~~130~~164
Section 10.11.	Confidentiality	~~130~~164
Section 10.12.	Interest Rate Limitation	~~131~~165
Section 10.13.	Waiver of Effect of Corporate Seal	~~131~~165
Section 10.14.	Patriot Act and Beneficial Ownership Regulation	~~132~~165
Section 10.15.	No Advisory or Fiduciary Responsibility	~~132~~165
Section 10.16.	Location of Closing	~~132~~166
Section 10.17.	Releases of Collateral	~~132~~166
Section 10.18.	Amendment and Restatement	~~133~~167
Section 10.19.	~~Acknowledgement~~Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~134~~168
Section 10.20.	Acknowledgement Regarding Any Supported QFCs	~~134~~168

Schedules

Schedule I		Commitment Amounts
Schedule II		Existing Letters of Credit
Schedule 1.2	-	Subsidiary Agreements
Schedule 4.14	-	Subsidiaries
Schedule 4.19	-	Healthcare Matters
Schedule 5.16	-	Post-Closing Matters
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.8	-	Existing Leases with Restrictive Agreements

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Third Amended and Restated Guaranty and Security Agreement
Exhibit 2.3	-	Form of Notice of Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing

US-DOCS\130540951.4

iv

US-DOCS\130540951.4 v Exhibit 2.7 - Form of Notice of Continuation/Conversion Exhibit 3.1(b)(ii) - Form of Secretary’s Certificate Exhibit 3.1(b)(iv) - Form of Officer’s Certificate Exhibit 5.1(c) - Form of Compliance Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”) is made and entered into as of October 1, 2019, by and among THE ENSIGN GROUP, INC., a Delaware corporation (“Ensign”), STANDARD BEARER HEALTHCARE REIT, INC., a Maryland corporation (“Ensign REIT” and, together with Ensign, collectively and each individually, the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”) and SUNTRUSTTRUIST BANK, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as issuing bank (in such capacity, an “Issuing Bank”) and as swingline lender (in such capacity, the “Swingline Lender”). W I T N E S S E T H: WHEREAS, on May 30, 2014 (the “Original Closing Date”), Ensign, the Administrative Agent and certain lenders entered into a Credit Agreement (the “2014 Credit Agreement”); WHEREAS, on February 5, 2016 (the “First Amendment and Restatement Date”), Ensign, the Administrative Agent and certain lenders entered into an Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Second Amendment and Restatement Date (as defined below), the “2016 Credit Agreement”), which amended and restated the 2014 Credit Agreement in its entirety; WHEREAS, on July 19, 2016 (the “Second Amendment and Restatement Date”), Ensign, the Administrative Agent and certain lenders entered into a Second Amended and Restated Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), which amended and restated the 2016 Credit Agreement in its entirety; WHEREAS, Ensign has requested that the Lenders amend and restateon the Closing Date, the Existing Credit Agreement was amended and restated in order to, among other things, make available a credit facility consisting of a $350,000,000 revolving credit facility; and WHEREAS, on the Second Amendment Effective Date, this Agreement was amended to, among other things, increase the revolving credit facility hereunder to $600,000,000. WHEREAS, the Lenders, the Issuing Banks and the Swingline Lender party hereto have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Agreement and to provide and/or continue the Revolving Commitments, as the case may be, in the amounts set forth for each such Lender on Schedule I hereto on the Closing Date; and WHEREAS, on the Closing Date, all Refinanced Indebtedness, together with all interest, fees and other amounts accrued and payable thereon, and all accrued fees and other amounts payable in respect of all “Letters of Credit” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, shall be repaid in full with the proceeds of the initial Borrowings under this Agreement and each “Letter of Credit” (as defined in the Existing Credit Agreement)

2 outstanding under the Existing Credit Agreement shall be continued as a Letter of Credit under this Agreement. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Ensign, the Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender agree as follows: ARTICLE I DEFINITIONS; CONSTRUCTION Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined): “2014 Credit Agreement” shall have the meaning set forth in the Recitals. “2016 Credit Agreement” shall have the meaning set forth in the Recitals. “Accounts Collateral” shall have the meaning set forth in Section 7.2(i). “Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person organized in the United States (with all or substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged or otherwise consolidated or combined with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a wholly owned Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, capital lease, exercise of an option to purchase, merger or other business combination or transaction (and all or substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith. “Acquisition Consideration” shall mean purchase consideration for a Permitted Acquisition of an Excluded Subsidiary and all other payments (but excluding any related acquisition fees, costs and expenses incurred in connection with any Permitted Acquisition of an Excluded Subsidiary), directly or indirectly, by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, a Permitted Acquisition of an Excluded Subsidiary, whether paid in cash or cash equivalents or by exchange of equity interests or of any property or by the assumption of debt of the Person or business unit or asset group of any Person acquired or proposed to be acquired in any such Acquisition or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition of an Excluded Subsidiary or deferred for payment at any future time (including earn-outs); provided, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries; provided, further, that Acquisition Consideration shall not

3 include (a) any consideration or payment paid by the Borrower or any of its Subsidiaries (i) with the net cash proceeds of Capital Stock of Ensign to its shareholders and/or (ii) in the form of Capital Stock of Ensign and (b) cash and cash equivalents acquired by the Borrower or any of its Subsidiaries as part of the applicable Permitted Acquisition of an Excluded Subsidiary. “Additional Lender” shall have the meaning set forth in Section 2.23. “Adjusted LIBORTerm SOFR” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i)for purposes of any calculation, the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 1.00% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward(rounded upwards, if necessary, to the next 1/100th100 of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. For the avoidance of doubt, if Adjusted LIBORequal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than zero, such ratethe Floor, then Adjusted Term SOFR shall be deemed to be zero for purposes of this Agreementthe Floor. “Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof. “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender. “Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution. “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided that from and after the consummation of the Pennant Transaction, none of the Pennant Subsidiaries shall constitute an Affiliate of the Borrower or any of its Subsidiaries. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by

4 control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto. “Agents” shall mean, collectively, the Administrative Agent, the Lead Arrangers, the Co-Documentation Agents and the Co-Syndication Agents. “Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $350,000,000600,000,000. “Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding. “Anti-Corruption Laws” shall have the meaning set forth in Section 4.21. “Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001. “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained. “Applicable Margin” shall mean, as of any date, with respect to all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the ClosingSecond Amendment Effective Date until the date by which the financial statements and Compliance Certificate for the Fiscal YearQuarter ending December 31, 2019June 30, 2022 are required to be delivered shall be at Level IVV as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to

5 the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII. Pricing Grid Pricing Level Total Leverage Ratio Applicable Margin for EurodollarSOFR Loans Applicable Margin for Base Rate Loans Applicable Margin for Letter of Credit Fees Applicable Percentage for Commitment Fees I Greater than or equal to 2.50:1.00 2.5025% per annum 1.5025% per annum 2.5025% per annum 0.4540% per annum II Less than 2.50:1.00 but greater than or equal to 2.00:1.00 2.2500% per annum 1.2500% per annum 2.2500% per annum 0.4035% per annum III Less than 2.00:1.00 but greater than or equal to 1.50:1.00 2.001.75% per annum 1.000.75% per annum 2.001.75% per annum 0.3530% per annum IV Less than 1.50:1.00 but greater than or equal to 1.00:1.00 1.7550% per annum 0.7550% per annum 1.7550% per annum 0.3025% per annum V Less than 1.00:1.00 1.5025% per annum 0.5025% per annum 1.5025% per annum 0.2520% per annum “Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the Total Leverage Ratio in effect on such date as set forth in the Pricing Grid; provided that a change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above.

6 Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Year ending December 31, 2019 are required to be delivered shall be at Level IV as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Pricing Grid (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the Pricing Grid for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII. “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender. “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent. “Available Amount” shall mean, on any date, an amount not less than zero, equal to: (a) the aggregate amount of Equity Issuance Proceeds (including upon conversion or exchange of a debt instrument into or for any Capital Stock (other than Disqualified Capital Stock)) received by Ensign from or in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock and any issuance or distribution of Capital Stock in connection with the Spin-Off Transaction and/or the Pennant Transaction) after the Original Closing Date and on or prior to such date; plus (b) the aggregate fair market value (determined as of the date of purchase and/or acquisition) of the Capital Stock (other than Disqualified Capital Stock) of any Person that is acquired by Ensign in connection with a Permitted Acquisition or other Acquisition permitted hereunder (the “Target Capital Stock”) in exchange for Capital Stock (other than Disqualified Capital Stock) of Ensign that is issued by Ensign to the seller(s) or issuer(s) of such Target Capital Stock after the Original Closing Date and on or prior to such date; plus

7 (c) the aggregate fair market value of assets or Real Estate (determined as of the date of purchase and/or acquisition) acquired in exchange for Capital Stock (other than Disqualified Capital Stock) of Ensign after the Original Closing Date and on or prior to such date; minus (d) the aggregate amount of any (i) Acquisition Consideration for all Permitted Acquisitions of Excluded Subsidiaries and other Investments in Excluded Subsidiaries utilizing the Acquisition Consideration Available Amount (as defined in the Existing Credit Agreement), in each case, pursuant to Section 7.4(h) on or after the Original Closing Date and on or prior to the Closing Date and (ii) Investments made pursuant to Section 7.4(e) and/or Section 7.4(h) (in each case, in reliance on the then-outstanding Available Amount) on or after the Closing Date and on or prior to such date; minus (e) the aggregate amount of any Restricted Payments made pursuant to Section 7.5(viii) (in each case, in reliance on the then-outstanding Available Amount) made since the Original Closing Date and on or prior to such date. “Availability Period” shall mean the period from the Closing Date to but excluding the applicable Revolving Commitment Termination Date. “Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e). “Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEAAffected Financial Institution. “Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). “Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

8 “Bank Product Provider” shall mean any Person that (i) is a Lender or an Affiliate of a Lender that provides a Bank Product to a Loan Party and (ii) except when the Bank Product Provider is either (A) Wells Fargo Bank, National Association and its Affiliates with respect to Bank Products in existence on the Closing Date or (B) SunTrustTruist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product,(s) and (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time; provided, the term “Bank Product Provider” shall include any Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender as of the Closing Date or as of the date that such Person provides any Bank Product to any Loan Party, but subsequently ceases to be the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, as the case may be. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Administrative Agent may request, once every twelve-month period, an updated Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent byfrom the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists. “Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services. “Base Rate” shall mean the highest of (i) the rate which the Wall Street Journal reports from time to time as the prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (iii) Adjusted LIBOR determined on a daily basis for an Interest Period ofTerm SOFR for a one (1) month tenor in effect on such day, plus one percent (1.00%) per annum and (iv) zero percent (0.00%). Any change in the Base Rate due to a change in the prime lending rate, the Federal Funds Rate or Adjusted LIBORTerm SOFR shall be effective as of the opening of business on the day of such change in the prime lending rate, the Federal Funds Rate or Adjusted LIBORTerm SOFR, respectively. “Base Rate Term SOFR Determination Day” shall have the meaning set forth the definition of “Term SOFR”.

9 “Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b). “Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date: (a) Daily Simple SOFR; or (b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. “Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then- prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities. “Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

10 (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non- alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof). “Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of

11 such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof). “Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16. “Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230. “Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”. “BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party. “Borrower” shall have the meaning set forth in the introductory paragraph hereof. “Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of EurodollarSOFR Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan. “Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.; provided that, when used in connection with a SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day. “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified

12 and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, (i) for the avoidance of doubt, any lease of a property operated as a healthcare facility shall be accounted for as an operating lease and not as a Capital Lease Obligation, and (ii) any lease that is accounted for by any Person as an operating lease as of the Original Closing Date and any lease entered into in the future that would have been accounted for as an operating lease if such lease had been in effect on the Original Closing Date shall be accounted for as an operating lease and not as a Capital Lease Obligation. “Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act). “Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings). “CFC” shall mean any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code. “CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program. “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Ensign to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting equity interests of Ensign, (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Ensign cease to be composed of individuals who are Continuing Directors, or (iv) Ensign shall cease to own, directly or indirectly, beneficially or of record, less than 90% of the outstanding shares of the voting equity interests of Ensign REIT. It being understood and agreed that (x) the Pennant Transactions shall not constitute a Change in Control and (y) a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement so long as Payment in Full of the Obligations is a condition to

13 the effectiveness of the acquisition contemplated by such stock purchase agreement, merger agreement or similar agreement. “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or any Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or such Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued. “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan, a Swingline Loan, an Incremental Term Loan, an Extended Term Loan or an Other Refinancing Term Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, an Incremental Term Loan Commitment, an Extended Term Loan Commitment or an Other Refinancing Term Loan Commitment. “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2. “Closing Date Refinancing” shall mean (a) the payment in full of the Refinanced Indebtedness together with all accrued interest, fees and other amounts payable thereon and all accrued fees and other amounts payable in respect of all “Letters of Credit” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and (b) the continuance of all “Letters of Credit” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement as Letters of Credit under this Agreement. “Co-Documentation Agents” shall have the meaning set forth in Section 9.12. “Co-Syndication Agents” shall have the meaning set forth in Section 9.12. “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time. “Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

14 “Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent. “Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, all loss payee endorsements required by Section 5.8, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing. “Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require). “Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c). “Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”. the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). “Consolidated EBITDA” shall mean, for Ensign and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness including underwriting, arrangement and commitment fees, letter of credit fees, and Bank Product fees and prepayment or related premiums, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) unusual, extraordinary or non-recurring

15 charges or losses determined on a consolidated basis in accordance with GAAP, (E) severance, business integration, restructuring or optimization costs determined on a consolidated basis in accordance with GAAP, (F) costs and expenses in connection with equity or stock option plans or other employee benefit plans or stock subscriptions to the extent funded directly or indirectly with proceeds of an equity issuance by, or capital contribution to, Ensign or constituting non-cash charges determined on a consolidated basis in accordance with GAAP, (G) any non-cash charges or expenses determined on a consolidated basis in accordance with GAAP; provided that to the extent any such non-cash charge or expense represents an accrual or reserve for a potential cash item in any future period, the Borrower may elect to either not add such item pursuant to this clause (G) (or to add such item in part), or to have the cash payment in respect thereof in such future period (to the extent previously added pursuant to this clause (G)) subtracted from Consolidated EBITDA to such extent in such future period in which such cash payment occurs, and excluding amortization of a prepaid cash item that was paid in a prior period, (H) expenses related to Permitted Acquisitions and other Acquisitions permitted hereunder or approved in writing by the Required Lenders (or attempted Permitted Acquisitions and attempted Acquisitions permitted hereunder or approved in writing by the Required Lenders), equity issuances (whether or not consummated) and the Related Transactions, in each case for such period, (I) costs, fees, expenses or charges related to this Agreement and the transactions related hereto, and (J) charges, costs, losses and expenses relating to any Development Facility solely during the first twelve (12) months following the opening of such Development Facility; provided that the amount added back in the determination of Consolidated EBITDA for such Test Period pursuant to this clause (J) shall not exceed 20.0% of Consolidated EBITDA (after giving effect to such addbacks) of Ensign and its Subsidiaries for such period, minus (iii)(A) unusual, extraordinary or non-recurring gains determined on a consolidated basis in accordance with GAAP and (B) non-cash gains (excluding any non-cash gain to the extent it (x) represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period, (y) is in respect of cash received in a prior period and not included in Consolidated Net Income or Consolidated EBITDA in a prior period or (z) represents an accrual in the ordinary course); provided that if any non-cash gain represents an accrual or asset outside the ordinary course for potential cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated EBITDA for such period to the extent such non-cash gain was excluded from Consolidated EBITDA in any prior period; plus (iv) to the extent not included in the calculation of Consolidated Net Income or not added back to Consolidated Net Income pursuant to clause (ii) above, proceeds of business interruption insurance (to the extent actually received in cash); provided that for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition or other Acquisition permitted hereunder or approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property or assets (other than the Pennant Transaction), Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of. Notwithstanding the foregoing, the total amount of Consolidated EBITDA that is attributable to Excluded Subsidiaries (and their respective Subsidiaries) shall not exceed the applicable percentage (determined by reference to the applicable Total Leverage Ratio) set forth in the grid below (the “Maximum Attributable EBITDA Percentage”) of Consolidated EBITDA (prior to inclusion of Consolidated EBITDA of any Excluded Subsidiary and its Subsidiaries) of

16 Ensign and its Subsidiaries in any Test Period (determined on a consolidated basis, inclusive of intercompany transactions): Level Total Leverage Ratio Maximum Attributable EBITDA Percentage I Greater than or equal to 2.75:1.00 50% II Less than 2.75:1.00 60% The applicable Maximum Attributable EBITDA Percentage shall (i) be determined as of the end of each Test Period, on the date (each, a “Maximum Attributable EBITDA Percentage Determination Date”) on which the Borrower delivers financial statements pursuant to Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c) for such Test Period or the last Fiscal Quarter of such Test Period, as applicable; provided that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Maximum Attributable EBITDA Percentage shall be set at Level I in the grid above until such time as such financial statements and Compliance Certificate are delivered, at which time the Maximum Attributable EBITDA Percentage shall be determined as provided above, and (ii) be determined with Consolidated EBITDA calculated based on the Maximum Attributable EBITDA Percentage in effect immediately prior to giving effect to any changes in the Maximum Attributable EBITDA Percentage on such Maximum Attributable EBITDA Percentage Determination Date. Any change in the Maximum Attributable EBITDA Percentage shall be effective from and after the first day of the Fiscal Quarter in which such Maximum Attributable EBITDA Percentage Determination Date occurs (which change, for the avoidance of doubt, (i) shall apply with respect to Consolidated EBITDA for the Test Period for which the Maximum Attributable EBITDA Percentage was determined and future Test Periods until a subsequent change in the Maximum Attributable EBITDA Percentage pursuant hereto and (ii) shall apply only prospectively (on and after the first day of such Fiscal Quarter) for all determinations based on Consolidated EBITDA made under this Agreement (including pricing and basket capacity). The Maximum Attributable EBITDA Percentage shall be set at Level I in the grid set forth above until the Maximum Attributable EBITDA Percentage Determination Date for the Test Period ending December 31, 2019 occurs. Notwithstanding the foregoing or anything to the contrary contained herein, (i) from and after the Closing Date, Consolidated EBITDA for each of the Fiscal Quarters ended September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 shall be deemed to be $39,213,000, $46,140,000, $48,133,000 and $47,903,000, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to the second paragraph of Section 1.3 for the applicable Test Period and (ii) Consolidated EBITDA for the Fiscal Quarter ending September 30, 2019 shall be determined in accordance with the foregoing definition as if the Pennant Transaction had been consummated as of the first day of such Fiscal Quarter. “Consolidated EBITDAR” shall mean, for Ensign and its Subsidiaries for any Test Period, an amount equal to the sum of (i) Consolidated EBITDA for such Test Period plus the aggregate amount of Consolidated EBITDA attributable to Excluded Subsidiaries (and their respective Subsidiaries) for such Test Period, if any, that was excluded from the calculation of

17 Consolidated EBITDA for such Test Period as a result of the provision in the definition of Consolidated EBITDA limiting Consolidated EBITDA attributable to Excluded Subsidiaries (and their respective Subsidiaries) for such Test Period to the Maximum Attributable EBITDA Percentage of Consolidated EBITDA (prior to inclusion of Consolidated EBITDA of any Excluded Subsidiary and its Subsidiaries) of Ensign and its Subsidiaries in such Test Period and (ii) Consolidated Lease Expense for such Test Period. Notwithstanding the foregoing or anything to the contrary contained herein, (i) from and after the Closing Date, Consolidated EBITDAR for each of the Fiscal Quarters ended September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 shall be deemed to be $64,479,000, $71,630,000, $77,548,000 and $78,322,000, respectively, and (ii) Consolidated EBITDAR for the Fiscal Quarter ending September 30, 2019 shall be determined in accordance with the foregoing definition as if the Pennant Transaction had been consummated as of the first day of such Fiscal Quarter. “Consolidated Interest Expense” shall mean, for Ensign and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable or expensed or deducted in calculating Consolidated Net Income (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period). Notwithstanding the foregoing or anything to the contrary contained herein, (i) from and after the Closing Date, Consolidated Interest Expense for each of the Fiscal Quarters ended September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 shall be deemed to be $3,350,000, $2,953,000, $2,929,000, and $3,200,000, respectively, and (ii) Consolidated Interest Expense for the Fiscal Quarter ending September 30, 2019 shall be determined in accordance with the foregoing definition as if the Pennant Transaction had been consummated as of the first day of such Fiscal Quarter. “Consolidated Lease Expense” shall mean, for Ensign and its Subsidiaries for any period, the aggregate amount of fixed and contingent rentals expensed with respect to leases of real and personal property (excluding Capital Lease Obligations) for such period (whether or not actually paid during such period) determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing or anything to the contrary contained herein, (i) from and after the Closing Date, Consolidated Lease Expense for each of the Fiscal Quarters ended September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 shall be deemed to be $25,266,000, $25,490,000, $29,415,000, and $30,419,000, respectively, and (ii) Consolidated Lease Expense for the Fiscal Quarter ending September 30, 2019 shall be determined in accordance with the foregoing definition as if the Pennant Transaction had been consummated as of the first day of such Fiscal Quarter. “Consolidated Net Income” shall mean, for Ensign and its Subsidiaries for any period, the net income (or loss) of Ensign and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, and

18 (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary. Notwithstanding the foregoing or anything to the contrary contained herein, (i) from and after the Closing Date, Consolidated Net Income for each of the Fiscal Quarters ended September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 shall be deemed to be $18,609,000, $23,863,000, $24,964,000, and $24,303,000, respectively, and (ii) Consolidated Net Income for the Fiscal Quarter ending September 30, 2019 shall be determined in accordance with the foregoing definition as if the Pennant Transaction had been consummated as of the first day of such Fiscal Quarter. “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of Ensign and its Subsidiaries measured on a consolidated basis as of such date, but excluding Hedging Obligations. “Consolidated Total Net Debt” shall mean, as of any date, (i) Consolidated Total Debt minus (ii) all cash and Permitted Investments of the Borrower and its Subsidiaries as of such date, except that the aggregate amount of cash and Permitted Investments deducted from Consolidated Total Debt at any time pursuant to this clause (ii) shall not exceed $175,000,000200,000,000. “Consolidated Secured Debt” shall mean, as of any date, the Consolidated Total Debt of Ensign and its Subsidiaries, secured by a Lien on any assets of Ensign or its Subsidiaries, as measured on a consolidated basis as of such date, but excluding Hedging Obligations. “Consolidated Secured Net Debt” shall mean, as of any date, (i) Consolidated Secured Debt minus (ii) all cash and Permitted Investments of the Borrower and its Subsidiaries as of such date, except that the aggregate amount of cash and Permitted Investments deducted from Consolidated Secured Debt at any time pursuant to this clause (ii) shall not exceed $200,000,000. “Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of Ensign on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body. “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound. “Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

19 “Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter. “Covered Entity” shall mean any of the following: (i) (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Covered Party” shall have the meaning set forth in Section 10.20. “Credit Agreement Refinancing Indebtedness” shall mean any Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Commitments (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (a) such exchanging, extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Other Refinancing Revolving Commitments, the unused portion of such Other Refinancing Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, Extended Revolving Commitments or Other Refinancing Revolving Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon plus reasonable upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (b) such Indebtedness has a maturity equal to or later than, and, except in the case of Other Refinancing Revolving Commitments, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (c) the terms and conditions of such Indebtedness (except as otherwise provided in clause (b) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Loans or Commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest Maturity Date at the time of incurrence of such Indebtedness) (provided that satisfaction of this clause (c) shall be evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness, providing a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, and a certificate of a Responsible Officer of the Borrower stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (c) which shall be conclusive evidence that such terms and conditions satisfy such requirement unless the

20 Administrative Agent notifies the Borrower within such three (3) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) and (d) such Refinanced Debt shall be repaid, or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. “CTRI” shall mean CareTrust REIT, Inc., a Maryland corporation. “Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent (in consultation with Borrower) may establish another convention in its reasonable discretion. “Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect. “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default. “Default Interest” shall have the meaning set forth in Section 2.13(c). “Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good-faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good-faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon

21 receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender. “Designated Non-Cash Consideration” shall mean the fair market value of non- cash consideration received by Borrower or any of its Subsidiaries in connection with a sale or other disposition of assets that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate from a Responsible Officer of the Borrower setting forth the basis of such valuation, minus the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration. “Development Facility” means any newly constructed, rehabilitated or developed healthcare facility of the Borrower or any Subsidiary. “Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely (x) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations or (y) as a result of a redemption that by the terms of such Capital Stock is contingent upon such redemption not being prohibited by this Agreement), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the latest Maturity Date then in effect at the time of issuance thereof. “Disqualified Institutions” shall mean those Persons who are direct competitors of the Borrower or any of its Subsidiaries and any Affiliate of such competitors that are, in each case, identified in writing to the Administrative Agent by the Borrower from time to time (the writings described herein, collectively, the “Disqualified Institutions List”); provided that any update or supplement to the Disqualified Institutions List shall not apply retroactively to disqualify any parties that have previously acquired an assignment or a participation in any Commitment or Loan;

22 provided further that the Borrower may not update or supplement the Disqualified Institutions List during the occurrence of any Default or Event of Default. “Disqualified Institutions List” shall have the meaning assigned to such term in the definition of Disqualified Institution. “Dollar(s)” and the sign “$” shall mean lawful money of the United States. “Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof. “Earlier LC Maturity Date” shall have the meaning set forth in Section 2.22(a). “Earlier Swingline Maturity Date” shall have the meaning set forth in Section 2.4(f). “EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent. “EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway. “EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the Original Closing Date, by and between Ensign and CTRI. “Ensign” shall have the meaning set forth in the introductory paragraph hereof. “Ensign Guaranty” shall mean certain Guarantees of PropCo Master Leases entered into by Ensign in favor of the PropCo Landlords, in each case in the form of such Guarantees in effect on the Closing Date or otherwise reasonably acceptable to the Administrative Agent. “Ensign REIT” shall have the meaning set forth in the introductory paragraph hereof. “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

23 “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing. “Equity Issuance” shall mean (a) any issuance or sale after the Original Closing Date by Ensign of any Capital Stock, or (b) the receipt by Ensign after the Original Closing Date of any capital contribution (whether or not evidenced by any Capital Stock issued by the recipient of such contribution). “Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder. “ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. “ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA

24 for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA. “Erroneous Payment” shall have the meaning set forth in Section 9.16(a). “Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 9.16(d). “Erroneous Payment Impacted Class” shall have the meaning set forth in Section 9.16(d). “Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 9.16(d). “Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 9.16(d). “EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time. “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to Adjusted LIBOR. “Event of Default” shall have the meaning set forth in Section 8.1. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time. “Excluded Subsidiary” shall mean (i) each Subsidiary of Ensign that is designated by the Borrower as an “Excluded Subsidiary” on Schedule 4.14 on the Closing Date, (ii) each Insurance Subsidiary and (iii) each other Subsidiary of Ensign that is designated by the Borrower by written notice to the Administrative Agent as an “Excluded Subsidiary” pursuant to Section 5.18 subsequent to the Closing Date. Notwithstanding the foregoing, (a) in no event shall any

25 tenant under any PropCo Master Lease be an Excluded Subsidiary and (b) in no event shall Ensign REIT or any Intermediate Entity be an Excluded Subsidiary. “Excluded Subsidiary Designation” shall have the meaning set forth in Section 5.18. “Excluded Subsidiary Designation Amount” shall have the meaning set forth in Section 5.18. “Excluded Subsidiary Revocation” shall have the meaning set forth in Section 5.18. “Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) the Recipient’s net income by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Recipient is located, and (c) any U.S. federal withholding taxes that (i) are imposed on amounts payable to such Recipient pursuant to a law in effect at the time such Recipient becomes a Recipient under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (ii) are attributable to such Recipient’s failure to comply with Section 2.20(e), or (iii) are imposed under FATCA. “Existing Credit Agreement” shall have the meaning set forth in the Recitals. “Existing Letters of Credit” shall mean those letters of credit issued under the Existing Credit Agreement which remain outstanding as of the Closing Date that are listed on Schedule II. “Extended Commitments” shall mean the Extended Term Loan Commitments and the Extended Revolving Commitments. “Extended Facility” shall mean any additional tranche established pursuant to Section 2.27 reflecting an extension of the maturity date and, if applicable, amortization schedule of any existing tranche. “Extended Facility Agreement” shall mean an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the context may require. “Extended Facility Closing Date” shall mean, with regard to an Extended Facility, the first date all the conditions precedent set forth in the respective Extended Facility Agreement are satisfied or waived in accordance with Section 10.2. “Extended Facility Lender” shall mean, at any time, with regard to an Extended Facility, any Lender that holds Loans or Commitments under such Extended Facility at such time.

26 “Extended Revolving Commitments” shall have the meaning set forth in Section 2.27. “Extended Revolving Credit Facility” shall mean an Extended Facility designated as an “Extended Revolving Credit Facility” by the Borrower and established pursuant to an Extended Revolving Credit Facility Agreement. “Extended Revolving Credit Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Revolving Credit Facility. “Extended Term Facility” shall mean an Extended Facility designated as an “Extended Term Facility” by the Borrower and established pursuant to an Extended Term Facility Agreement. “Extended Term Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Term Facility. “Extended Term Loan Commitment” shall have the meaning set forth in Section 2.27. “Extended Term Loans” shall have the meaning set forth in Section 2.27. “Extending Revolving Lender” shall have the meaning set forth in Section 2.27. “Extending Term Loan Lender” shall have the meaning set forth in Section 2.27. “Extension” shall have the meaning set forth in Section 2.27. “Extension Offer” shall have the meaning set forth in Section 2.27. “FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code. “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

27 “Fee Letter” shall mean that certain fee letter, dated as of May 3, 2019, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by Ensign, as amended, restated, amended and restated, supplemented or otherwise modified from time to time. “First Amendment and Restatement Date” shall have the meaning set forth in the Recitals. “Fiscal Quarter” shall mean any fiscal quarter of Ensign. “Fiscal Year” shall mean any fiscal year of Ensign. “Floor” shall mean a rate of interest equal to 0.00%. “Foreign Person” shall mean any Person that is not a U.S. Person. “Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia. “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3. “Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government. “Governmental Authority” shall include any agency, branch or other governmental body charged with the responsibility, or vested with the authority to administer or enforce, any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers. “Governmental Payor” shall mean Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a Third Party Payor Program. “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or

28 determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning. “Guarantor” shall mean each of the Subsidiary Loan Parties. “Guaranty and Security Agreement” shall mean the Third Amended and Restated Guaranty and Security Agreement, dated as of the Closing Date and substantially in the form of Exhibit B, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time. “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law. “Health Care Law” shall mean any Requirement of Law relating to (a) fraud and abuse (including, without limitation, the following statutes, as amended and in effect from time to time, and any successor statutes thereto and the regulations promulgated thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, CHAMPVA, TRICARE or other Third Party Payor Programs; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) fee-splitting prohibitions; (j) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; (k) certificates of operations and authority; (l) laws regulating the provision of free or discounted care or services; and (m) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, in each case as amended from time to time. “Health Care Permits” shall mean, with respect to any Person, any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from any Governmental Authority issued or required under applicable Health Care Laws. “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals,

29 extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions. “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell- back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. “HIPAA” shall mean the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case, with respect to the laws described in clauses (a), (b) and (c) of this definition, as amended and in effect from time to time, and any successor statutes thereto and the regulations promulgated thereunder. “Immaterial Subsidiary” shall mean, as of any date of determination, any direct or indirect Subsidiary of Ensign that is formed or acquired after the Closing Date having, when taken together with all other then-existing Immaterial Subsidiaries: (a) assets in an amount not in excess of 20.0% of the total assets of Ensign and its Subsidiaries determined on a consolidated basis as of such date; or (b) revenues in an amount not in excess of 10.0% of the total revenues of Ensign and its Subsidiaries on a consolidated basis for the most recently ended Test Period. Notwithstanding the foregoing, in no event shall Ensign REIT or any Intermediate Entity be an Immaterial Subsidiary. “Increasing Lender” shall have the meaning set forth in Section 2.23. “Incremental Commitment” shall have the meaning set forth in Section 2.23. “Incremental Commitment Joinder” shall have the meaning set forth in Section 2.23. “Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.

30 “Incremental Term Loan” shall have the meaning set forth in Section 2.23. “Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.23. “Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and excluding earn-outs except to the extent required under GAAP to be reflected as a liability on the balance sheet of such Person), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (A) the amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates), (ix) all obligations of such Person in respect of Disqualified Capital Stock, (x) all Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include (1) the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness or the terms of the partnership agreement of such partnership provide that such Person is not liable therefor and (2) the Indebtedness of any joint venture (other than to the extent covered by clause (1) above) in which such Person is joint venturer, solely to the extent that the terms of such Indebtedness or the terms of the operating agreement of such joint venture expressly provide that such Person is liable therefor, or such Person is otherwise liable therefor. “Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document. “Insurance Subsidiary” shall mean Standardbearer Insurance Company, Inc., an Arizona corporation and a wholly-owned Subsidiary of Ensign. “Interest/Rent Coverage Ratio” shall mean, as of the end of any Test Period, the ratio of (i) Consolidated EBITDAR for such Test Period to (ii) the sum of Consolidated Interest Expense and Consolidated Lease Expense for such Test Period. “Interest Period” shall mean with respect to any EurodollarSOFR Borrowing, a period of one, three or six months, or such other period that is twelve months or less than one month that is agreed to by all relevant Lenders; provided that: (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of

31 another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day; (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; (iv) each principal installment of the Term Loans shall have an Interest Period ending on or prior to each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and (v) no Interest Period may extend beyond the applicable Revolving Commitment Termination Date, unless on such Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of EurodollarSOFR Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the final Maturity Date.; and (vi) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation. “Intermediate Entity” shall mean any Subsidiary of Ensign that is both a parent company of Ensign REIT and a Subsidiary of Ensign. “Investments” shall have the meaning set forth in Section 7.4. “Issuing Bank” shall mean (a) SunTrustTruist Bank in its capacity as an issuer of Letters of Credit and (b) each other Lender with a Revolving Commitment selected by the Borrower and approved by the Administrative Agent that agrees to act as an issuer of Letters of Credit (it being understood that any other Lender that becomes an Issuing Bank may condition its agreement to act in such capacity on a lesser sublimit within the LC Commitment but that the Administrative Agent shall not have any responsibility for monitoring the usage of such lesser sublimit), in each case pursuant to Section 2.22. “Joining Guarantor” shall have the meaning set forth in Section 5.12(a). “LCA Election” shall mean the Borrower’s election to treat a specified Acquisition as a Limited Condition Acquisition in accordance with Section 1.5, effective upon delivery by the Borrower of the LCA Election Certificate required by Section 1.5. “LCA Election Certificate” shall have the meaning set forth in Section 1.5.

32 “LCA Test Date” shall have the meaning set forth in Section 1.5. “LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $50,000,000. “LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit. “LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit. “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender shall be its Pro Rata Share (based on such Revolving Lender’s Revolving Commitment or Revolving Credit Exposure, as applicable) of the total LC Exposure at such time. “Lead Arrangers” shall mean SunTrust Robinson Humphrey,Truist Securities Inc., BofA Securities, Inc. andCitibank, N.A., Fifth Third Bank, National Association, Regions Securities LLCCapital Markets and Wells Fargo Bank, National Association, each in its capacity as a joint lead arranger in connection with this Agreement. “Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrustTruist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender- Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. “Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender, each Additional Lender that joins this Agreement pursuant to Section 2.23, each Extended Facility Lender and each Refinancing Lender. “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by an Issuing Bank for the account of the Borrower pursuant to the LC Commitment. For the avoidance of doubt, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued pursuant to Section 2.22 by an Issuing Bank for the account of the Borrower pursuant to the LC Commitment effective from and after the Closing Date.

33 “Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Test Period. “Licensed Personnel” shall mean any Person (including any physician) involved in the delivery of health care or medical items, services or supplies, employed or retained by the Borrower or any of its Subsidiaries. “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement for security of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). “Limited Condition Acquisition” shall mean any Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that in the event the consummation of any such acquisition shall not have occurred on or prior to the date that is one hundred and fifty (150) days following the signing of the applicable Limited Condition Acquisition Agreement (or such longer period as is reasonably necessary to obtain regulatory approvals from any applicable Governmental Authority), such acquisition shall no longer constitute a Limited Condition Acquisition for any purpose hereunder. “Limited Condition Acquisition Agreement” shall have the meaning set forth in Section 1.5. “Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Swingline Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and each other instrument, agreement, document and writing executed in connection with any of the foregoing that is identified by its terms as a “Loan Document”. “Loan Parties” shall mean Ensign, Ensign REIT and the Subsidiary Loan Parties. “Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23, 2.27 or 2.28. “Master Leases” shall mean the PropCo Master Leases and each other Material Master Lease. “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature, whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or properties of the Borrower and its Subsidiaries taken as a whole and after giving effect to the Related Transactions, (ii) the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, each Issuing Bank, the Swingline Lender or the Lenders

34 under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents. “Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) each Master Lease and (iii) all other agreements, documents, contracts, indentures and instruments pursuant to which a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect. “Material Indebtedness” shall mean any Indebtedness (other than the Commitments, the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $35,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations. “Material Master Lease” shall mean a master lease of multiple properties to the Borrower or its Subsidiaries pursuant to which a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect. “Material Subsidiary” shall mean, as of any date, any direct or indirect Subsidiary of Ensign that is not an Immaterial Subsidiary. “Maturity Date” shall mean, (a) with respect to any new tranche of Term Loans (including any Incremental Term Loans, Extended Term Loans or Other Refinancing Term Loans), the maturity dates specified therefor in the applicable Incremental Commitment Joinder, Extended Facility Agreement or Refinancing Amendment, as applicable and (b) with respect to the Revolving Commitments, the Revolving Commitment Termination Date. “Maximum Attributable EBITDA Percentage” shall have the meaning assigned to such term in the definition of Consolidated EBITDA. “Maximum Attributable EBITDA Percentage Determination Date” shall have the meaning assigned to such term in the definition of Consolidated EBITDA. “Maximum Total Leverage Ratio” shall have the meaning set forth in Section 6.1. “Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.

35 “Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time. “Moody’s” shall mean Moody’s Investors Service, Inc. “Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan. “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date). “Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender. “Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower or any of its Subsidiaries or any of their respective securities. “Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code. “Notice of Conversion/ContinuationBorrowing” shall have the meaning set forth in Section 2.7(b)2.3. “Notice of BorrowingConversion/Continuation” shall have the meaning set forth in Section 2.32.7(b).

36 “Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4. “Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank, any Lender (including the Swingline Lender) or any Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, fees, expenses, indemnification and reimbursement payments, costs and expenses, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing. “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any Synthetic Lease Obligation or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person other than, in the case of this clause (iii), any operating lease, including, for the avoidance of doubt, any other lease referred to in the provisos of the definition of “Capital Lease Obligations”. “Opportunities Agreement” shall mean the Opportunities Agreement dated as of the Original Closing Date by and between Ensign and CTRI. “Original Closing Date” shall have the meaning set forth in the Recitals. “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto. “Other Refinancing Commitments” shall mean the Other Refinancing Revolving Commitments and the Other Refinancing Term Loan Commitments. “Other Refinancing Loans” shall mean the Other Refinancing Revolving Loans and the Other Refinancing Term Loans. “Other Refinancing Revolving Commitments” shall mean one or more classes of revolving commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment. “Other Refinancing Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Refinancing Revolving Commitment.

37 “Other Refinancing Term Loan Commitments” shall mean one or more classes of term loan commitments hereunder that result from a Refinancing Amendment. “Other Refinancing Term Loans” shall mean one or more classes of Term Loans that result from a Refinancing Amendment. “Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document. “Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender. “Participant” shall have the meaning set forth in Section 10.4(d). “Pass-Through Foreign Holdco” shall mean (i) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of the Borrower and (ii) any Domestic Subsidiary for which all or substantially all of its assets consist (directly or through Subsidiaries) of Capital Stock of one or more CFCs. “Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement. “Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter. “Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time. “Payment in Full” and “Paid in Full” shall mean the termination of all Revolving Commitments and all other commitments of the Lenders to lend funds or extend financial accommodations to the Borrower under the Loan Documents and the payment in full, in immediately available funds, of all of the Obligations (other than (a) contingent indemnification and expense reimbursement Obligations, in each case, to the extent no claim giving rise thereto has been asserted, (b) Hedging Obligations and Bank Product Obligations to the extent arrangements satisfactory to the Lender-Related Hedge Provider or Bank Product Provider, as applicable, shall have been made and (c) contingent Obligations with respect to which the deposit of cash collateral (in the case of LC Exposure, which shall not exceed 103% of the face amount of the relevant Letters of Credit and in the case of other Obligations, which shall not exceed 100% of the amount thereof) (or, as an alternative to cash collateral in the case of any LC Exposure, receipt by the Administrative Agent of a back-up letter of credit reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank), in amounts and on terms and conditions

38 and with parties reasonably satisfactory to the Administrative Agent and each Indemnitee that is, or may be, owed such Obligations has been provided). “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders. “Payment Recipient” shall have the meaning assigned to such term in Section 9.6(a). “PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions. “Pennant” shall mean The Pennant Group, Inc., a Delaware corporation. “Pennant Business Assets” shall have the meaning assigned to such term in the definition of Pennant Transaction. “Pennant Contribution Agreement” shall mean that certain Distribution and Contribution Agreement, dated as of October 1, by and among Bridgestone Living, LLC, a Nevada limited liability company, Ensign, and Pinnacle Senior Living, LLC, a Delaware limited liability company. “Pennant Employee Matters Agreement” shall mean that certain Employee Matters Agreement, dated as of October 1, by and between Ensign and Pennant. “Pennant Master Leases” shall mean the master leases entered into by Ensign or any of its Subsidiaries with Pennant or any of its Subsidiaries. “Pennant Master Separation Agreement” shall mean that certain Separation and Distribution Agreement, dated as of October 1, by and between Ensign and Pennant. “Pennant Preferred Provider Agreement” shall mean that certain Preferred Provider Agreement, dated as of October 1, 2019, by and between Ensign and Pennant. “Pennant Subsidiaries” shall mean Pennant and each other subsidiary of Ensign identified on Schedule 4.4 as a “Pennant Subsidiary”, the equity interests of which will be distributed to Ensign’s shareholders in connection with the Pennant Transaction. “Pennant Tax Matters Agreement” shall mean that certain Tax Matters Agreement, dated as of October 1, 2019, by and between Ensign, by and on behalf of itself and each affiliate of Ensign, and Pennant, by and behalf of itself and each affiliate of Pennant. “Pennant Transaction” shall mean (a) the transfer by Ensign of substantially all of the existing assets of Ensign and its Subsidiaries related to their home health, hospice and select senior living businesses (collectively, the “Pennant Business Assets”) to Pennant and (b) the spin- off of Pennant and the Pennant Subsidiaries (which, immediately prior to such spin-off, will own the Pennant Business Assets) to Ensign’s shareholders, in each case in accordance with the Pennant Transaction Documents.

39 “Pennant Transaction Documents” shall mean the Pennant Master Separation Agreement, the Pennant Transition Services Agreement, the Pennant Employee Matters Agreement, the Pennant Tax Matters Agreement, the Pennant Preferred Provider Agreement, the Pennant Contribution Agreement, and the Pennant Master Leases. “Pennant Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of October 1, 2019, by and between Ensign and Pennant. “Perfection Certificate” shall have the meaning assigned to such term in the Guaranty and Security Agreement. “Permitted Acquisition” shall mean any Acquisition by the Borrower or any of its Subsidiaries that occurs when the following conditions have been satisfied: (i) subject, in the case of a Limited Condition Acquisition, to Section 1.5, before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom; provided that (A) this clause (i) shall be limited to Events of Default referenced in Section 2.23(a)(iii) if an Incremental Commitment is being funded in connection with any such Permitted Acquisition and (B) if the Borrower makes an LCA Election pursuant to Section 1.5 and such condition is tested as of the applicable LCA Test Date, it shall also be a condition that no Event of Default under Section 8.1(a), (b), (g), (h) or (i) shall have occurred and be continuing or would result from such Acquisition and the transactions consummated in connection therewith (including the incurrence of any Indebtedness and the use proceeds thereof) on the date on which such Acquisition is consummated; (ii) subject, in the case of a Limited Condition Acquisition, to Section 1.5, before and after giving effect to such Acquisition, on a Pro Forma Basis (giving effect to such Acquisition and any related debt incurrences), the Borrower is in compliance with each of the covenants set forth in Article VI, measuring Consolidated Total Net Debt for purposes of Section 6.1 as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VI as of the end of the most recently ended Test Period as if such Acquisition (and any other Acquisitions that have been consummated since the end of such Test Period and on or prior to the date of such Acquisition) had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance; (iii) at least five (5) days (or such shorter period of time as may be agreed to by the Administrative Agent) prior to the date of the consummation of any such Acquisition for which the aggregate consideration to be paid is at least $50,000,000, the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with, to the extent available and received by the Borrower in connection with such Acquisition (including after request by the Borrower to the applicable seller), historical financial information with respect to the Person whose stock or assets are being acquired, the acquisition agreement and such other information in the possession of the Borrower that is reasonably requested by the Administrative Agent, and which is not subject to confidentiality agreements restricting the Borrower from providing such information;

40 (iv) such Acquisition is not opposed by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired; (v) the Person or assets being acquired is in the same type of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related thereto or ancillary or complementary thereto; (vi) such Acquisition is consummated in compliance in all material respects with all Requirements of Law, and all material consents and approvals from any Governmental Authority and all material consents and approvals from any other Person in each case required in connection with such Acquisition have been obtained; and (vii) at least five (5) days (or such shorter period of time as may be agreed to by the Administrative Agent) prior to the date of the consummation of any such Acquisition for which the aggregate consideration to be paid is at least $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied (or, with respect to the condition set forth in clause (iv), that such condition will be satisfied by the date of the consummation of such Acquisition); provided that, in the case of a Limited Condition Acquisition, the conditions set forth above that are tested as of the applicable LCA Test Date shall be certified in the applicable LCA Election Certificate instead of the certificate delivered pursuant to this clause (vii). “Permitted Alternative Investments” shall mean any of the following, but excluding any Permitted Investment: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States); (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof; (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 (determined at the time of such investment); (iv) other securities, including, without limitation, corporate debt, having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof; and (v) mutual funds investing primarily in any one or more of the Permitted Alternative Investments described in clauses (i) through (iv) above (determined at the time of such investment).

41 “Permitted Encumbrances” shall mean: (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (ii) Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law which arise in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP; (vi) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; (vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole; (viii) (x) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries and (y) restrictions on transfers of assets that are subject to sale or transfer pursuant to purchase and sale arrangements, in each case, in connection with any letter of intent or purchase and sale agreement permitted hereunder; (ix) in the case of any non-wholly owned Subsidiary or joint venture, any put and call arrangements or restrictions on disposition related to its Capital Stock set forth in its organizational documents or any related joint venture or similar agreement; and (x) licenses and sublicenses of intellectual property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

42 provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness. “Permitted Investments” shall mean: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof; (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 (determined at the time of such investment); (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above (determined at the time of such investment); and (v) mutual funds investing primarily in any one or more of the Permitted Investments described in clauses (i) through (iv) above (determined at the time of such investment). “Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”. “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority. “Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan. “Proceeding” shall mean any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative,

43 investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator. “Pro Forma Basis” shall mean, (i) with respect to any Person, business, property or asset acquired in a Permitted Acquisition or other Acquisition permitted hereunder or approved in writing by the Required Lenders, the inclusion as “Consolidated EBITDA” of the Consolidated EBITDA (determined by reference to such Person, business, property or asset) for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, adjusted by (A) any credit received for acquisition-related costs and savings to the extent expressly permitted pursuant to Article 11 of Securities and Exchange Commission Regulation S-X and (B) other reasonable adjustments consistent with the operation by the Borrower or any of its Subsidiaries of comparable businesses, properties or assets that are in the same or reasonably related line of business in the same or similar geographies for (1) insurance expense savings, (2) bad debt expense savings, (3) any other non-recurring or non-cash charges that have been deducted from the EBITDA of or attributable to such Person, business, property or asset prior to such Acquisition and (4) cost savings and synergies reasonably expected to be achieved by the Borrower relating to such Acquisition; provided that in each case (x) the cost savings or synergies associated with such adjustments are reasonably expected by the Borrower in good faith to be realized within twelve (12) months of the consummation of such Acquisition and (y) for any such adjustments included twelve (12) months after the consummation of such Acquisition, the Borrower and its Subsidiaries have achieved annualized run-rate savings consistent with such adjustments; and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the portion of Consolidated EBITDA for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP. “PropCo Landlord” shall mean CTRI and any Subsidiary of CTRI. “PropCo Master Leases” shall mean the master leases entered into by the Borrower or any of its Subsidiaries with one or more PropCo Landlords, in each case, in substantially the form of such master leases delivered to the Administrative Agent on or prior to the Original Closing Date and any other master lease entered into by the Borrower or any of its Subsidiaries with a PropCo Landlord. “Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or, if such

44 Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans. “PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time. “Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrower, its Affiliates or any of their securities or loans. “QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). “QFC Credit Support” shall have the meaning set forth in Section 10.20. “Qualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock. “Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries. “Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank. “Refinanced Indebtedness” shall mean all Loans (as defined in the Existing Credit Agreement) outstanding as of the Closing Date under the Existing Credit Agreement. “Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) and (d) each Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.28. “Refinancing Lender” shall mean, at any time, any bank, other financial institution or institutional investor that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.28; provided that each Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent and each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) under Section 10.4(b) for an assignment of Loans or Commitments to such Refinancing Lender.

45 “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations. “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations. “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations. “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations. “Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations. “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates. “Related Transaction Documents” shall mean the Loan Documents, the Pennant Transaction Documents and all other agreements or instruments executed in connection with the Related Transactions. “Related Transactions” shall mean, collectively, the Closing Date Refinancing, the making of the initial Loans on the Closing Date, the consummation of the Pennant Transaction, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all Related Transaction Documents. “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture. “Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto. “Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority. “Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.

46 “Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders. “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, all Health Care Laws. “Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or the treasurer of the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent. “Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding. “Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, Section 2.27 or Section 2.28, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the amount provided in the Incremental Commitment Joinder or Refinancing Amendment executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof. Unless the context shall otherwise require, the term “Revolving Commitment” shall include any Extended Revolving Commitment. “Revolving Commitment Termination Date” shall mean the earliest of (a) (i) with respect to the Revolving Commitments (including any Incremental Revolving Commitments) of the Revolving Lenders (other than any portion constituting Extended Revolving Commitments or Other Refinancing Revolving Commitments), October 1April 8, 20242027, (ii) with respect to any Extended Revolving Commitments, the maturity date specified therefor in the applicable Extended

47 Facility Agreement and (iii) with respect to any Other Refinancing Revolving Commitments, the maturity date specified therefor in the applicable Refinancing Amendment, (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (c) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise). “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure. “Revolving Lender” shall mean each Lender with a Revolving Commitment (or if the Revolving Commitments have terminated, who hold Revolving Credit Exposure). “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a EurodollarSOFR Loan. “S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. “Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government or an agency of whose government is, or an organization directly or indirectly controlled by a country or territory that is, the subject or target of any Sanctions. “Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions- related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or any other Governmental Authority, (b) any Person located, organized, operating or resident in a Sanctioned Country, (c) a Person or legal entity that is a target of Sanctions or (d) any Person directly or indirectly controlled (individually or in the aggregate) by or acting on behalf of any such Person described in the foregoing clauses (a) through (c). “Sanctions” shall mean economic or financial sanctions or trade embargoes administered, imposed or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other applicable Governmental Authority. “Screen RateSecond Amendment” shall mean the rate specified in clause (i) of the definition of Adjusted LIBOR.that certain Second Amendment to Third Amended and Restated Credit Agreement, dated as of April 8, 2022, by and among the Borrowers, certain subsidiaries of the Borrowers party thereto, as guarantors, the several banks and other financial institutions party thereto and the Administrative Agent. “Second Amendment and Restatement Date” shall have the meaning set forth in the Recitals.

48 “Second Amendment Effective Date” shall have the meaning set forth in Second Amendment. “Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Secured Net Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Test Period. “Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Banks, the Lender-Related Hedge Providers and the Bank Product Providers. “Separation and Distribution Agreement” shall mean the Separation and Distribution Agreement, dated as of the Original Closing Date, between Ensign and CTRI. “SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator. “SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate). “SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”. “Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability. “Specified Representations” shall mean the representations and warranties set forth in Sections 4.1(i) and (ii), 4.2, 4.3(a), 4.3(b), 4.7, 4.9, 4.15, 4.17(a), 4.20, 4.21, and 4.22. “Specified Subsidiary” shall mean (i) any Pass-Through Foreign Holdco, (ii) any CFC and (iii) any Subsidiary that is prohibited by applicable law, rule or regulation or by agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations; provided that any such agreement, instrument or other undertaking (x) is in existence on the ClosingSecond Amendment Effective Date and listed on Schedule 1.2 (or, with respect to a Subsidiary acquired after the ClosingSecond Amendment Effective Date, as of the date of such acquisition) and (y) in the case of a Subsidiary acquired after the ClosingSecond Amendment Effective Date, was not entered into in connection with or in anticipation of such acquisition. Notwithstanding the foregoing, in

49 no event shall any tenant under any PropCo Master Lease, Ensign REIT or any Intermediate Entity be a Specified Subsidiary. “Specified Target Representations” shall have the meaning set forth in Section 2.23(a)(iii). “Spin-Off Documents” shall mean the Separation and Distribution Agreement, the Ensign Guaranty, the PropCo Master Leases, the Opportunities Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the Transition Services Agreement. “Spin-Off Transaction” shall mean (a) the transfer by Ensign of (x) certain Real Estate assets of Ensign and its Subsidiaries and (y) certain independent living facilities to CTRI, (b) the spin-off of CTRI and its Subsidiaries to Ensign’s shareholders and (c) the series of corporate and other restructurings and other transactions entered into in connection with the foregoing, in each case that occurred within the first three (3) Business Days following the Original Closing Date. “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Ensign. Notwithstanding anything in this Agreement to the contrary, in no event shall any Pennant Subsidiary be deemed to be a Subsidiary of Ensign or any of its Subsidiaries for any purposes hereof or any other Loan Document. “Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement, unless and until any such Subsidiary is released pursuant to Section 9.11. “Supported QFC” shall have the meaning set forth in Section 10.20. “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $15,000,000. “Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

50 “Swingline Lender” shall mean SunTrustTruist Bank in its capacity as such, together with any successor in such capacity. “Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment. “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property. “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, plus (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term. “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Tax Matters Agreement” shall mean the Tax Matters Agreement, dated as of the Original Closing Date, by and between Ensign and CTRI. “Term Loan” shall mean any term loan made hereunder pursuant to Section 2.23, Section 2.27, or Section 2.28. “Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Incremental Term Loan Commitment, Extended Term Loan Commitment and/or Other Refinancing Term Loan Commitment, as the context may require. “Term Lender” shall mean a Lender holding a Term Loan or a Term Loan Commitment. “Term SOFR” shall mean, (a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S.

51 Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and (b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day. “Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum. “Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion). “Term SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. “Test Period” shall mean, for any date of determination under this Agreement, the four consecutive Fiscal Quarters most recently ended as of such date of determination for which financial statements have been or are required to have been delivered pursuant to Section 5.1(a) or (b), provided, that for Test Periods prior to the first such required delivery after the Closing Date, “Test Period” shall refer to the most recently ended period of four consecutive Fiscal Quarters for which financial statements are available; provided, further, that for the purposes of determining quarterly compliance with Sections 6.1 and 6.2, Test Period shall mean the four consecutive Fiscal Quarters ending on the applicable date of determination. “Third Party Payor” shall mean any Governmental Payor, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs. “Third Party Payor Authorizations” shall mean all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements. “Third Party Payor Programs” shall mean all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which the Borrower or any of its Subsidiaries participates.

52 “Threshold Amount” shall have the meaning set forth in Section 5.12(c). “Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Test Period. “Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement. “Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Original Closing Date and thereafter. “Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time. “Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the Original Closing Date, by and between Ensign and CTRI. “TRICARE” shall mean, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs. “Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBORTerm SOFR or the Base Rate. “UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms. “UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution. “Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment. “Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets

53 allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions). “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York. “United States” or “U.S.” shall mean the United States of America. “U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. “U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code. “U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.20. “U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(e)(ii). “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness. “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA. “Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable. “Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule., and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or

54 any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers. Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “EurodollarSOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving EurodollarSOFR Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “EurodollarSOFR Borrowing”) or by Class and Type (e.g. “Revolving EurodollarSOFR Borrowing”). Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied, except as otherwise indicated therein, on a basis consistent with the most recent audited consolidated financial statement of Ensign delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders (and each party hereto agrees to negotiate in good faith with respect to such amendment). Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein; and (ii) for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases (or which, had they been entered into prior to the Original Closing Date, would have been treated as an operating lease on the Original Closing Date) to be treated as capitalized leases shall be disregarded and such leases shall continue to be, or shall be, treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective. Notwithstanding anything to the contrary herein, all financial ratios and tests contained in this Agreement that are calculated with respect to any Test Period during which any Permitted Acquisition or other Acquisition permitted hereunder occurs shall be calculated with respect to such Test Period and such Permitted Acquisition or other Acquisition permitted hereunder on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (other than for compliance with the definition of “Permitted Acquisition”) any Permitted Acquisition or other Acquisition permitted hereunder shall have occurred then any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Permitted Acquisition or other Acquisition permitted hereunder had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Sections 6.1 and 6.2, the date of the required calculation shall be the end of the Test Period,

55 and no Permitted Acquisition or other Acquisition permitted hereunder occurring thereafter shall be taken into account). Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in Atlanta, Georgia, unless otherwise indicated. Any reference herein or in any other Loan Document to an assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust, as if it were an assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person, and any reference herein to a merger, consolidation or amalgamation, or similar term, shall be deemed to apply to the unwinding of such a division or allocation, as if it were a merger, consolidation or amalgamation, or similar term, as applicable, with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, an Excluded Subsidiary, a joint venture or any other like term shall also constitute such a Person unless, in the case of a Subsidiary or an Excluded Subsidiary, it is otherwise designated in accordance with the terms of this Agreement). Section 1.5. Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, for purposes of (i) determining compliance with Sections 6.1 and 6.2 on a pro forma basis and capacity under baskets (including baskets measured as a percentage of Consolidated EBITDA or based on a ratio test) with respect to the making of any Permitted Acquisitions or other Acquisitions permitted hereunder and the incurrence of any Indebtedness permitted hereunder in connection therewith (other than Indebtedness under or other use of the Revolving Commitment or the establishment of any Incremental Revolving Commitment) or (ii) determining compliance with representations and warranties or any Default or Event of Default test with respect to the making of any Permitted Acquisitions or other Acquisitions permitted hereunder and the incurrence of any Indebtedness permitted hereunder in connection therewith (other than Indebtedness under or other use of the Revolving Commitment or the establishment of any Incremental Revolving Commitment), in the case of clauses (i) and (ii), in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such

56 Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated EBITDA, the reference date for determining the most recently ended period of four consecutive fiscal quarters) shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition (a “Limited Condition Acquisition Agreement”) is entered into (the “LCA Test Date”), and if, after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including the incurrence of any Indebtedness and the use of proceeds thereof) on a pro forma basis, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial covenant, basket, representation and warranty or Default or Event of Default test, such financial covenant, basket, representation and warranty or Default or Event of Default test shall be deemed to have been complied with. Upon making an LCA Election with respect to any Limited Condition Acquisition, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent (a) notifying the Administrative Agent of such LCA Election and (b) certifying that each of the conditions for such Limited Condition Acquisition and any related transactions that are tested as of the LCA Test Date have been satisfied (which shall include calculations in reasonable detail for any conditions requiring compliance on a pro forma basis with the covenants set forth in Article VI or with any relevant ratio tests) (such certificate, an “LCA Election Certificate”). For the avoidance of doubt, if the Borrower has made an LCA Election and any of the financial covenant, basket, representation and warranty or Default or Event of Default tests for which compliance was determined or tested as of the LCA Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such financial covenant or basket, including due to fluctuations in Consolidated EBITDA, or changes in compliance with such representation and warranty or Default or Event of Default test at or prior to the consummation of the relevant Limited Condition Acquisition, such financial covenant, basket, representation and warranty and Default or Event of Default tests will not be deemed to have failed to have been satisfied as a result of such fluctuations or changes. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio (other than testing of actual compliance with the covenants set forth in Article VI and determination of the Total Leverage Ratio for purposes of determining the Applicable Margin or the Maximum Attributable EBITDA Percentage) or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the Limited Condition Acquisition Agreement therefor is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated (x) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) with respect to Restricted Payments only, also on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith. ARTICLE II AMOUNT AND TERMS OF THE COMMITMENTS Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Revolving Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Revolving Lender severally agrees (to the extent of such Revolving Lender’s Revolving Commitment) to make Revolving Loans to the Borrower

57 in accordance with Section 2.2; (ii) each Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (iv) each Revolving Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time. Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Revolving Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default. Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Borrowing”), (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to the requested date of each EurodollarSOFR Borrowing; provided that in the case of any Base Rate Borrowings on the Closing Date, such Notice of Borrowing may be provided on the Closing Date. Each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Class and Type of Loan comprising such Borrowing and (iv) in the case of a EurodollarSOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or EurodollarSOFR Loans, as the Borrower may request. The aggregate principal amount of each EurodollarSOFR Borrowing shall not be less than $5,000,000 or a larger multiple of $250,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of EurodollarSOFR Borrowings outstanding at any time exceed eight (8). Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each applicable Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing. Section 2.4. Swingline Commitment. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate

58 Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement. (b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Borrowing. (c) The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Borrowing to the Administrative Agent requesting the Revolving Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan. (d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. (e) Each Revolving Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be

59 expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Revolving Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Revolving Lender’s participation interest in such Swingline Loans that such Revolving Lender failed to fund pursuant to this Section, until such amount has been purchased in full. (f) If a Revolving Commitment Termination Date (the “Earlier Swingline Maturity Date”) shall have occurred at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer Maturity Date, then, on the Earlier Swingline Maturity Date, all then outstanding Swingline Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of the Earlier Swingline Maturity Date); provided, however, that if on the occurrence of the Earlier Swingline Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.22(a)), there shall exist sufficient unutilized Extended Revolving Commitments which will remain in effect after the occurrence of the Earlier Swingline Maturity Date so that the respective outstanding Swingline Loans could be incurred pursuant to such Extended Revolving Commitments, then (1) there shall be an automatic adjustment on the Earlier Swingline Maturity Date of the risk participations of the Revolving Lenders under such Extended Revolving Commitments pro rata according to such Revolving Lender’s Pro Rata Share of the existing Extended Revolving Commitments and such outstanding Swingline Loans shall be deemed to have been incurred solely pursuant to such Extended Revolving Commitments and (2) such Swingline Loans shall not be required to be repaid in full on the Earlier Swingline Maturity Date. Section 2.5. Borrower Representative; Co-Borrowers. (a) Ensign REIT hereby appoints Ensign to act as its agent, attorney-in-fact and representative for the purposes of issuing notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents, executing Loan Documents on its behalf, delivering all documents, reports, financial statements and written materials required to be delivered by the Borrower under this Agreement or any of the other Loan Documents, taking all other actions (including in respect of compliance with covenants and amendments to the Loan Documents) on behalf of the Borrower under the Loan Documents, and all other purposes incidental to any of the foregoing. Ensign hereby accepts the foregoing appointment as Borrower Representative.

60 (b) Each Agent, the Swingline Lender, each Issuing Bank and each Lender may regard any notice or other communication pursuant to any Loan Document from Ensign as a notice or communication from the Borrower, and may give any notice or communication required or permitted to be given to the Borrower hereunder to Ensign. Ensign REIT agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Ensign shall be deemed for all purposes to have been made by Ensign REIT and shall be binding upon and enforceable against Ensign REIT to the same extent as if the same had been made directly by Ensign REIT. (c) All Obligations of Ensign and Ensign REIT (the “Companies” and, each, a “Company”) under this Agreement and the other Loan Documents shall be joint and several Obligations of each Company. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Obligations of each Company hereunder, solely to the extent that such Company did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations subject to avoidance as a fraudulent transfer or conveyance under any applicable fraudulent transfer laws, in each case, after giving effect to all other liabilities of such Company, contingent or otherwise, that are relevant under such fraudulent transfer laws (specifically excluding, however, any liabilities of such Company in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of applicable fraudulent transfer laws) of any rights to subrogation or contribution of such Company pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Company and other Affiliates of any Loan Party of Obligations arising under Guarantees by such parties. (d) Until the Obligations shall have been Paid in Full, each Company shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy that it now has or may hereafter have against the other Company or any Guarantor of the Obligations. Each Company further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Company may have against the other Company, any collateral or security or any Guarantor shall be junior and subordinate to any rights Administrative Agent may have against the other Company, any such collateral or security and any Guarantor. The Companies together desire to allocate among themselves, in a fair and equitable manner, their respective Obligations arising under this Agreement and the other Loan Documents. Accordingly, in the event any payment or distribution is made on any date by any Company under this Agreement and the other Loan Documents (a “Funding Company”) such that its Obligation Aggregate Payments exceed its Obligation Fair Share as of such date, that Funding Company shall be entitled to a contribution from the other Company in the amount of the other Company’s Obligation Fair Share Shortfall as of such date, with the result that all such contributions will cause each Company’s Obligation Aggregate Payments to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to any Company as of any date of determination, an amount equal to (i) the ratio of (x) the Obligation Fair Share Contribution Amount with respect to such Company to (y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to both Companies, multiplied by (ii) the aggregate amount paid or distributed on or before such date by both Funding Companies under this Agreement and

61 the other Loan Documents in respect of the Obligations. “Obligation Fair Share Shortfall” means, with respect to any Company as of any date of determination, the excess, if any, of the Obligation Fair Share of such Company over the Obligation Aggregate Payments of such Company. “Obligation Fair Share Contribution Amount” means, with respect to any Company as of any date of determination, the maximum aggregate amount of the Obligations of such Company under this Agreement and the other Loan Documents that would not render its Obligations subject to avoidance as a fraudulent transfer or conveyance under any applicable fraudulent transfer laws; provided, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Company for purposes of this Section 2.5, any assets or liabilities of such Company arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Company. “Obligation Aggregate Payments” means, with respect to any Company as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Company in respect of this Agreement and the other Loan Documents (including in respect of this Section 2.5), minus (ii) the aggregate amount of all payments received on or before such date by such Company from the other Company as contributions under this Section 2.5. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Company. The allocation among the Companies of their respective Obligations as set forth in this Section 2.5 shall not be construed in any way to limit the liability of any Company hereunder or under any other Loan Document. (e) Each Company hereby waives, for the benefit of the Secured Parties, (i) any right to require any Secured Party, as a condition of payment or performance by such Company, to (A) proceed against the other Company, any Guarantor or any other Person, (B) proceed against or exhaust any security held from the other Company, any Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account, or any other credit on the books of any Secured Party in favor of the other Company, any Guarantor or any other Person, or (D) pursue any other remedy in the power of any Secured Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the other Company or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the other Company or any Guarantor from any cause, other than Payment in Full of all Obligations; (iii) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior that amounts to willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction; (v) (A) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Company’s Obligations, (B) the benefit of any statute of limitations affecting such Company’s liability hereunder or the enforcement hereof, (C) any rights to set offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or ensure any security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any Hedging Transaction with a Lender-Related Hedge Provider or any agreement or instrument related thereto,

62 notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to any Company; and (vii) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms hereof. Section 2.6. Funding of Borrowings. (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent. (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder. (c) All Revolving Borrowings shall be made by the Revolving Lenders on the basis of their respective Pro Rata Shares of the Revolving Commitments. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder. Section 2.7. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a "Notice of Conversion/Continuation") (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 1:00 p.m. three (3) Business Days prior to a continuation of or conversion into a ~~Eurodollar~~SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a ~~Eurodollar~~SOFR Borrowing, and (iv) if the resulting Borrowing is to be a ~~Eurodollar~~SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period". If any such Notice of Conversion/ Continuation requests a ~~Eurodollar~~SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for ~~Eurodollar~~SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any ~~Eurodollar~~SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a ~~Eurodollar~~SOFR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders holding Loans comprising such Borrowing shall have otherwise consented in writing. No conversion of any ~~Eurodollar~~SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

Section 2.8. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b) Upon at least three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable unless the Borrower provides in such notice (in connection with a termination in whole) that it is conditional on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis; provided that the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a

63

64 result of such revocation), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment, as applicable. (c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender. Section 2.9. Repayment of Loans. (a) The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date. (b) The Borrower unconditionally promises to repay any Incremental Term Loan on the applicable Maturity Date and on the applicable dates scheduled for the repayment of principal of any Incremental Term Loan and in the amounts set forth in the applicable Incremental Commitment Joinder. The Borrower unconditionally promises to repay any Extended Term Loan on the applicable Maturity Date and on the applicable dates scheduled for the repayment of principal of any Extended Term Loan and in the amounts set forth in the applicable Extended Facility Agreement. The Borrower promises to repay any Other Refinancing Term Loans on the applicable Maturity Date and on the applicable dates scheduled for the repayment of principal of any Other Refinancing Term Loan and in the amounts set forth in the applicable Refinancing Amendment. Section 2.10. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each EurodollarSOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to

65 Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement. (b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Section 2.11. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any EurodollarSOFR Borrowing, 1:00 p.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 1:00 p.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 1:00 p.m. on the date of such prepayment. Each such notice shall be irrevocable (provided that (x) any such notice in connection with the repayment of all Loans may be conditioned on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis and (y) the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (unless revoked as provided above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a EurodollarSOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of (i) each EurodollarSOFR Borrowing shall not be less than $5,000,000 or a larger multiple of $250,000, (ii) each Base Rate Borrowing (other than a Base Rate Borrowing of Swingline Loans) shall not be less than $1,000,000 or a larger multiple of $100,000 and (iii) each Base Rate Borrowing of Swingline Loans shall not be less than $100,000 or a larger multiple of $50,000. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case

66 of a prepayment of a Term Loan Borrowing, to principal installments in the manner directed by the Borrower. Section 2.12. Mandatory Prepayments. (a) Immediately upon receipt by the Borrower or any of its Subsidiaries of any proceeds of any sale or disposition by the Borrower or any of its Subsidiaries of any of its assets, or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of inventory in the ordinary course of business, (ii) proceeds from the sales of assets securing Indebtedness permitted under Section 7.1(c) to the extent such proceeds are used to repay such Indebtedness, (iii) proceeds from other asset sales permitted under Section 7.6 in an aggregate amount less than (x) in any Fiscal Year, 10% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the date of any such asset sale and (y) $150,000,000 in the aggregate after the Closing Date and (iv) proceeds that are reinvested in assets then used or usable in the business of the Borrower and its Subsidiaries within 180 days following receipt thereof. Any such prepayment shall be applied in accordance with subsection (c) of this Section. (b) In the event that the Borrower or any of its Subsidiaries receives proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries that is not permitted under Section 7.1, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth succeeding Business Day) the receipt of such proceeds by the Borrower or its applicable Subsidiary, apply an amount equal to 100% of such proceeds, net of all fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith, to prepay the Obligations in accordance with subsection (c) of this Section. In the event that the Borrower or any of its Subsidiaries receives proceeds from the issuance or incurrence of Indebtedness that constitutes (i) Incremental Term Loans or Revolving Loans in respect of Incremental Revolving Commitments, in each case incurred to refinance all or any portion of the Term Loans, (ii) Extended Term Loans or Revolving Loans in respect of Extended Revolving Commitments, in each case incurred to refinance all or any portion of the Term Loans or (iii) Other Refinancing Loans incurred to refinance all or any portion of the Term Loans, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth succeeding Business Day) the receipt of such proceeds by the Borrower or its applicable Subsidiary, apply an amount equal to 100% of such proceeds, net of all fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith, to prepay the outstanding principal amount of the relevant Term Loans and, thereafter, to prepay the Obligations in accordance with subsection (c) of this Section. (c) Any prepayments made by the Borrower pursuant to subsection (a) or (b) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and

67 the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, unless otherwise provided in the applicable Incremental Commitment Joinder, Extended Facility Agreement or Refinancing Amendment, as applicable, to the principal balance of any then outstanding Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of such Term Loans, and applied to installments of such Term Loans on a pro rata basis (including, without limitation, the final payment due on the Maturity Date); fifth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and seventh, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. (d) If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise increased pursuant to Section 2.23, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Revolving Loans that are Base Rate Loans to the full extent thereof; and third, to the Revolving Loans that are EurodollarSOFR Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon. Section 2.13. Interest on Loans. (a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each EurodollarSOFR Loan at Adjusted LIBORTerm SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time. (b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time. (c) Notwithstanding subsections (a) and (b) of this Section, automatically upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest (“Default Interest”) with respect to all overdue principal and interest and all other Obligations not paid when due at the rate per annum equal to 200 basis points above the otherwise applicable interest rate with respect thereto (i.e., for EurodollarSOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such EurodollarSOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans). Notwithstanding the foregoing, automatically upon the occurrence and during the

68 continuance of an Event of Default under Sections 8.1(g), (h) or (i) with respect to the Borrower, the Borrower shall pay Default Interest in accordance with the preceding sentence with respect to all Obligations whether or not overdue. (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Maturity Date. Interest on all outstanding EurodollarSOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any EurodollarSOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the applicable Maturity Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand. (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error. Section 2.14. Fees. (a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent. (b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the unused Revolving Commitment of such Revolving Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Revolving Lender. (c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for letter of credit fees then in effect on the average daily amount of such Revolving Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to each Issuing Bank for its own account a facing fee, which shall accrue at the rate separately agreed to by the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as such Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or

69 processing of drawings thereunder. Notwithstanding the foregoing, if the Borrower, in accordance with Section 2.13(c), is obligated to pay Default Interest with respect to the Obligations whether or not overdue, the fee payable pursuant to this subsection (c) shall increase by two percent (2.00%) per annum. (d) [Intentionally Omitted]. (e) The Borrower shall pay on the Closing Date to the Administrative Agent and its Affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing. (f) Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2019, and on the Revolving Commitment Termination Date (and, if later, the date the Revolving Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. (g) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (x) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank (unless such LC exposure has been Cash Collateralized). The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection. Section 2.15. Computation of Interest and Fees. Interest hereunder based on the prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes. Section 2.16. Inability to Determine Interest Rates; Benchmark Replacement Setting. (a) IfInability to Determine SOFR. Subject to paragraphs (b) through (f) below, if, prior to the commencement of any Interest Period for any EurodollarSOFR Borrowing:

70 (i) (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining Adjusted LIBOR (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, orabsent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or (ii) (ii) the Administrative Agent shall have received notice from the Required Lenders that Adjusted LIBOR doesTerm SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their EurodollarSOFR Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until Upon notice thereof by the Administrative Agent shall notifyto the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations, any obligation of the Lenders to make EurodollarSOFR Loans, and any right of the Borrower to continue SOFR Loans or to continue or convert outstandingBase Rate Loans as or into Eurodollarto SOFR Loans, shall be suspended and (ii) all such(to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans shall bewill be deemed to have been converted into Base Rate Loans onat the last dayend of the then currentapplicable Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing or a Notice of Conversion/ Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Borrowing shall be made as, continued as or converted into a Base Rate Borrowing. . Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination. (b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) above have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate

71 of interest to the Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16(b), only to the extent the Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Notice of Borrowing requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. (b) Benchmark Replacement. (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. (ii) No hedge or swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16. (c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any

72 amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. (d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16. (e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. (f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an

73 Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Section 2.17. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar LoanSOFR Loan or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make EurodollarSOFR Loans, or to continue or convert outstanding Loans as or into EurodollarSOFR Loans, shall be suspended. In the case of the making of a EurodollarSOFR Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and, if the affected EurodollarSOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such EurodollarSOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such EurodollarSOFR Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Section 2.18. Increased Costs. (a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of Adjusted LIBORTerm SOFR hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted LIBORTerm SOFR) or any Issuing Bank; (ii) impose on any Lender, any Issuing Bank or the eurodollar interbankSOFR loan market any other condition affecting this Agreement or any EurodollarSOFR Loans made by such Lender or any Letter of Credit or any participation therein; or (iii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a EurodollarSOFR Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or such Issuing Bank may

74 provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for any such increased costs incurred or reduction suffered. (b) If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or assets (or on the capital or assets of the Parent Company of such Lender or such Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered. (c) A certificate of such Lender or such Issuing Bank setting forth (x) the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section and (y) a reasonably detailed explanation of the applicable Change in Law, shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six- month period referred to above shall be extended to include the period of retroactive effect thereof). Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a EurodollarSOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a EurodollarSOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any EurodollarSOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a EurodollarSOFR Loan, such loss, cost or expense shall be deemed

75 to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such EurodollarSOFR Loan if such event had not occurred at Adjusted LIBORTerm SOFR applicable to such EurodollarSOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such EurodollarSOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such EurodollarSOFR Loan for the same period if Adjusted LIBORTerm SOFR were set on the date such EurodollarSOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such EurodollarSOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error. Section 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made. (b) In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. (c) The Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient shall be conclusive, absent manifest error. (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. (e) Tax Forms.

76 (i) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed copies of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax. (ii) Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable: (A) if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) duly executed copies of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States; (C) if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender

77 is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or (D) if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed copies of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable. (iii) Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification. (f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. (g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise

78 imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. (h) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars. (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements. (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans then due that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon (as applicable) than the proportion

79 received by any other Lender with respect to its Revolving Credit Exposure or Term Loans (as applicable), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans (as applicable) of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans (as applicable); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Section 2.22. Letters of Credit. (a) During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Revolving Lenders pursuant to subsections (d) and (e) of this Section, shall issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof (which may be an automatically renewing or extending Letter of Credit), one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the latest Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $50,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable

80 Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation. If the Maturity Date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit (such maturity date, the “Earlier LC Maturity Date”), then (i) on such Earlier LC Maturity Date, if one or more other tranches of Revolving Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to this Section) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date. (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice prior to 1:00 p.m. at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Section 3.2, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the applicable Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as such Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control. (c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit, directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Section 3.2 are not then satisfied, then, subject to the terms and conditions hereof, such Issuing

81 Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices. (d) Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse such Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately following the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Revolving Lenders to make a Base Rate Borrowing on such date in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Revolving Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement. (e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the applicable Issuing Bank) shall be obligated to fund the participation that such Revolving Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or any other Person may have against the applicable Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the applicable Issuing Bank. Whenever, at any time after the applicable Issuing Bank has received from any such Revolving Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Revolving Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason

82 to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it. (f) To the extent that any Revolving Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Revolving Lender shall pay interest to the applicable Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Revolving Lender shall fail to make such payment to the applicable Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Revolving Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c). (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of each Issuing Bank and the Revolving Lenders, an amount in cash equal to 103% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. (h) Upon the request of any Revolving Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Revolving Lender and the Borrower a report describing the aggregate Letters of Credit issued by such Issuing Bank and then outstanding. Upon the request of any Revolving Lender from time to time, each Issuing Bank shall deliver to such Revolving Lender any other information reasonably requested

83 by such Revolving Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding. (i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction; (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit; (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or (vi) the existence of a Default or an Event of Default. Neither the Administrative Agent, any Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any

84 Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. (j) Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit. (k) The parties hereto agree that the Existing Letters of Credit shall constitute Letters of Credit for all purposes hereunder as if such letters of credit were issued by an Issuing Bank under this Agreement. Section 2.23. Increase of Commitments; Additional Lenders. (a) From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to (i) increase the aggregate principal amount of the Revolving Commitments and/or (ii) establish one or more tranches of Incremental Term Loan Commitments hereunder (each such increase or additional tranche, an “Incremental Commitment” and the principal amount thereof, the “Incremental Commitment Amount”) so long as the following conditions are satisfied: (i) subject, in the case of an Incremental Term Loan (and related Incremental Term Loan Commitments) used to finance a Limited Condition Acquisition, to Section 1.5, the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed the sum of (A) $175,000,000400,000,000 plus (B) additional amounts so long as the Secured Leverage Ratio, calculated on a pro forma basis (giving pro forma effect to the incurrence of such Incremental Commitments (and treating any unfunded Incremental Commitments as fully drawn) and any transactions entered into in connection therewith, including the incurrence or repayment of any Indebtedness and any Acquisitions (on a Pro Forma Basis)) without netting the cash proceeds of the Incremental Term Loans or Revolving Loans made under such Incremental Commitments or the proceeds of any other Indebtedness incurred substantially concurrently therewith, does not exceed 1.753.00:1.00;

85 (ii) the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase; (iii) subject, in the case of an Incremental Term Loan (and related Incremental Term Loan Commitments) used to finance a Limited Condition Acquisition, to Section 1.5, at the time of and immediately after giving effect to any such Incremental Commitment, (x) no Event of Default shall exist; provided that (A) in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition not prohibited by this Agreement, the Lenders providing such Incremental Commitment and the Administrative Agent may agree that such condition shall be limited to an absence of an Event of Default under Section 8.1(a), (b), (g), (h) or (i) and (B) if the Borrower makes an LCA Election pursuant to Section 1.5 and such condition is tested as of the applicable LCA Test Date, it shall also be a condition that no Event of Default under Section 8.1(a), (b), (g), (h) or (i) shall have occurred and be continuing or would result from the incurrence of such Incremental Term Loan (and related Term Loan Commitments) and the transactions consummated in connection therewith (including the incurrence of any Indebtedness and the use proceeds thereof) on the date on which such Incremental Term Loan (and related Incremental Term Loan Commitments) is incurred and the applicable Limited Condition Acquisition is consummated, and (y) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of the establishment of such Incremental Commitment (or, if such representation or warranty relates to an earlier date, as of such earlier date); provided that in the case of any Incremental Commitment obtained for the purposes of financing an Acquisition or other Investment not prohibited by this Agreement, the Lenders providing such Incremental Commitment may agree that the only representations and warranties the accuracy of which shall be a condition to such Incremental Commitment (and the Incremental Term Loans or Revolving Loans provided thereunder) shall be (I) the Specified Representations and (II) the representations and warranties made by or on behalf of the applicable target in the purchase, acquisition or similar agreement governing such Acquisition or other Investment as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s applicable Affiliates or Subsidiaries) has the right (determined without regard to any notice requirement) not to consummate or the right to terminate (or cause the termination of) the Borrower’s (or such Affiliates’ or Subsidiaries’) obligations under such purchase, acquisition or other agreement as a result of a breach of such representations or warranties in such purchase, acquisition or other agreement (or the failure of such representations or warranties to be accurate or to satisfy the closing conditions in such purchase, acquisition or other agreement applicable to such representations or warranties) (such representations and warranties, the “Specified Target Representations”); (iv) (x) any incremental term loans made pursuant to this Section (the “Incremental Term Loans” and, the commitments with respect thereto, the “Incremental Term Loan Commitments”) shall have a maturity date no earlier than the latest Maturity Date in effect at the time such Incremental Term Loans are incurred, shall have a Weighted

86 Average Life to Maturity no shorter than that of any then-outstanding Term Loans (without giving effect to previous reductions in and previously made amortization payments on such Term Loans) and shall otherwise have terms (other than pricing and any representations, warranties, covenants and other provisions applicable only to periods after the latest Maturity Date hereunder at such time) that either are consistent with the applicable terms of the existing Loans and Commitments hereunder or are reasonably satisfactory to the Administrative Agent (it being understood and agreed that to the extent that any more restrictive terms are added for the benefit of any Incremental Term Loan Commitments and related Incremental Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such terms are also added for the benefit of the existing Loans and Commitments (to the extent applicable)), and (y) any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall have identical terms (including pricing and termination date; provided that upfront fees for any Incremental Revolving Commitments will be permitted and shall be determined by the Borrower and the Lenders providing such Incremental Revolving Commitments) to the Revolving Commitments and be treated as the same Class as the Revolving Commitments and the Borrower shall, after the establishment of any Incremental Revolving Commitments pursuant to this Section, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such increase (provided that such repayment and incurrence may, with the Administrative Agent’s consent, be effectuated through assignments among Lenders with Revolving Commitments, which shall not require an Assignment and Acceptance and may be effectuated by the Administrative Agent through changes in the Register and fundings from such Lenders providing Incremental Commitments); provided, further, that Interest Periods applicable to Incremental Term Loans or Revolving Loans advanced pursuant to Incremental Revolving Commitments may, at the election of the Administrative Agent and the Borrower, be made with Interest Period(s) identical to the then remaining Interest Period(s) applicable to any existing Term Loans of the relevant Class or existing Revolving Loans of the applicable Class (and allocated to such Interest Period(s) on a proportional basis); (v) subject, in the case of an Incremental Term Loan (and related Incremental Term Loan Commitments) used to finance a Limited Condition Acquisition, to Section 1.5, the Borrower and its Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Test Period, calculated as if all such Incremental Term Loans had been made and all such Incremental Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance (including giving effect to any Acquisitions on a Pro Forma Basis that are contemplated to be funded with such Incremental Term Loans or Incremental Revolving Commitments); and (vi) any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis. (b) The Borrower shall provide at least ten (10) days’ (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion) written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any

87 proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments and/or provide Incremental Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or the principal amount of the Incremental Term Loan Commitment such Lender is willing to provide, as applicable. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or provide an Incremental Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment and/or provide an Incremental Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for Incremental Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or provide an Incremental Term Loan Commitment may be replaced with respect to its existing Revolving Commitment, its existing Term Loan Commitment (if any) and/or its existing Term Loans (if any), as applicable, as a result thereof without such Lender’s consent. The Borrower may accept some or all of the offered amounts from existing Lenders or designate new lenders that are acceptable to the Administrative Agent (any such consent to be required only to the extent required under Section 10.4(b) for an assignment of Loans or Commitments of such Type to such new lender), the Borrower and, in the case of any Incremental Revolving Commitments, each Issuing Bank (such approvals of the Administrative Agent, the Borrower and the Issuing Banks not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower shall have discretion to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the then-existing Lenders and the Additional Lenders (as it may elect). The sum of the increase in the principal amount of the Revolving Commitments and the aggregate principal amount of the Incremental Term Loan Commitments of the Increasing Lenders plus the principal amount of the Revolving Commitments and the aggregate principal amount of the Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount. (c) Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents: (i) an originally executed copy of an instrument of joinder (each, an “Incremental Commitment Joinder”), in form and substance reasonably acceptable to the Administrative Agent, executed by the Administrative Agent, by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the Incremental Revolving Commitments and/or Incremental Term Loan Commitments, as applicable, of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof; (ii) such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

88 (iii) a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied; provided that, in the case of an Incremental Term Loan (and related Incremental Term Loan Commitments) used to finance a Limited Condition Acquisition, the conditions set forth in subsection (a) of this Section that are tested as of the applicable LCA Test Date shall be certified in the applicable LCA Election Certificate instead of the certificate delivered pursuant to this subsection (iii); (iv) to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and (v) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent. Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Commitments and/or the Incremental Term Loans, as applicable, and Schedule I shall automatically be deemed amended accordingly. (d) If any Incremental Term Loan Commitments are to be established pursuant to this Section, other than as set forth herein, all terms with respect thereto shall be as set forth in the applicable Incremental Commitment Joinder, the execution and delivery of which agreement shall be a condition to the effectiveness of the establishment of the Incremental Term Loan Commitments. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase in Commitments and/or establishment of a new Incremental Term Loan Commitment pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence or the foregoing clause (a)(iv) of this Section, amendments to ensure pro rata allocations of EurodollarSOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence). (e) This Section 2.23 shall supersede any provisions in Section 2.21 or 10.2 to the contrary. Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in

89 the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment. Section 2.25. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20 or any Lender has failed to approve an amendment or waiver that requires the consent of all Lenders or all Lenders of a particular Class or all affected Lenders (and such amendment or waiver has been approved by Requisite Lenders or Lenders with a majority of the Commitments or Loans of a particular Class or a majority of affected Lenders), or (b) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If a Lender fails to execute an Assignment and Assumption Acceptance giving effect to the assignment contemplated under this Section 2.25, such Assignment and Acceptance may be executed by the Borrower, the Administrative Agent and any Replacement Lender and become effective without the consent of such replaced Lender. Section 2.26. Defaulting Lenders. (a) Cash Collateral (i) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of such Issuing Bank’s LC Exposure with respect to such Defaulting Lender. (ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in

90 respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). (iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. (iv) Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. (b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law: (i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2. (ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no

91 Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in respect of Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. (iii) (A) No Defaulting Lender shall be entitled to receive any commitment fees pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). (B) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a). (C) With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable,

92 the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender that has not been Cash Collateralized, and (z) not be required to pay the remaining amount of any such fee. (iv) All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non- Defaulting Lender’s Revolving Commitment. NoSubject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. (v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a). (c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. (d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline

93 Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto. Section 2.27. Request for Extended Facilities. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or all Lenders with Revolving Commitments of the same Class, in each case on a pro rata basis (based on the outstanding amount of the respective Loans or the aggregate amount of the Revolving Commitments, as the case may be, with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time offer (but no Lender is obligated to accept such offer) to extend the maturity date, modify the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modify the amortization schedule in respect of such Term Loans (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and Revolving Commitments (in each case not so extended), being a tranche; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), all as set forth in greater detail in an Extended Facility Agreement so long as the terms set forth below are satisfied: (i) (A) no Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extended Facility Closing Date and (B) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Extended Facility Closing Date (or, if such representation or warranty relates to an earlier date, as of such earlier date); (ii) except as to interest rates, fees and final maturity, the Revolving Commitment of any Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related Revolving Loan outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related Revolving Loan outstandings); provided that (x) subject to the provisions of Sections 2.22(a) and 2.4(f) to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a Maturity Date when there exist Extended Revolving Commitments with a longer Maturity Date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Pro Rata Share of the Aggregate Revolving Commitment Amount (and except as provided in Sections 2.22(a) and 2.4(f), without giving effect to changes thereto on an earlier Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all Borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required

94 upon the Maturity Date for the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than five (5) different Maturity Dates; (iii) except as to interest rates, fees, amortization schedule, final maturity date, premium, required prepayment dates and participation in prepayments, the Term Loans of any Lender (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer except to the extent that such terms are less favorable to the Extending Term Loan Lenders than to the Lenders of the non-extended Term Loans or apply solely to periods after the Maturity Date of the non-extended Term Loans; (iv) the final maturity date for any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder or under any existing Extended Facility Agreement and the amortization schedule applicable to such Extended Term Loans for periods prior to the maturity date of the Term Loans extended thereby may not be increased from any then existing amortization schedule applicable to Term Loans; (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby; (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extended Facility Agreement; (vii) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which applicable Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the applicable Term Loans or Revolving Commitments, as the case may be, of the applicable Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, have accepted such Extension Offer; (viii) all documentation in respect of such Extension shall be consistent with the foregoing; (ix) any Extended Facility requested by the Borrower shall be in a minimum amount of $20,000,000; and

95 (x) the Administrative Agent and the lenders party thereto shall enter into an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the case may be, and the conditions precedent set forth therein shall have been satisfied or waived in accordance with its terms. Subject to compliance with the terms of this Section 2.27, the Administrative Agent, each Issuing Bank and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.27 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extended Facility Agreement) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.21, 10.2, or any other provisions regarding the sharing of payments) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.27. The Lenders hereto agree that the Extended Facility Lenders party to any Extended Facility Agreement may, from time to time, make amendments to such Extended Facility Agreement or to this Agreement and the other Loan Documents to give effect to the Extended Facility Agreement without the consent of any other Lenders so long as such Extended Facility Agreement, as amended, complies with the terms set forth in this Section 2.27. Section 2.28. Refinancing Amendment. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Revolving Commitments then outstanding under this Agreement (which for purposes of this Section 2.28 will be deemed to include any then outstanding Other Refinancing Term Loans, Other Refinancing Revolving Commitments, Incremental Term Loans, Incremental Revolving Commitments, Extended Term Loans or Extended Revolving Commitments), in the form of Other Refinancing Loans or Other Refinancing Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder and (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof. Any Other Refinancing Loans or Other Refinancing Commitments, as applicable, may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 3.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (a) board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 3.1 and (b) customary legal opinions reasonably acceptable to the Administrative Agent. Each issuance of Credit Agreement Refinancing Indebtedness incurred under this Section 2.28 shall be in an aggregate principal amount that is not less than $25,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or advisable to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat

96 the Loans and Commitments subject thereto as Other Refinancing Loans and/or Other Refinancing Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28. This Section 2.28 shall supersede any provisions in Sections 2.21 or 10.2 to the contrary. ARTICLE III CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT Section 3.1. Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of each Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2 or otherwise permitted to be satisfied after the Closing Date pursuant to Section 5.16): (a) The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and their Affiliates (including reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, one local counsel in each applicable jurisdiction and any special regulatory counsel) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Lead Arrangers. (b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent: (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of (A) such Loan Party’s articles or certificate of incorporation, formation, organization or limited partnership, or other registered organizational documents, which shall, if a recently certified copy thereof has been received by the Loan Parties from such Secretary of State prior to the Closing Date, be certified as of a recent date by the Secretary of State of the jurisdiction of organization of such Loan Party, or certifying that there have been no changes to such Loan Party’s articles or certificate of incorporation, formation, organization or limited partnership, or other registered organizational documents, as applicable, certified by the Secretary of State of the jurisdiction of organization of such Loan Party and delivered to the Administrative Agent on the Original Closing Date, the First Amendment and Restatement Date, the Second Amendment and Restatement Date or the date of such Loan Party’s joinder as a Loan Party, as applicable, (B) such Loan Party’s bylaws, limited liability company agreement or partnership agreement, as applicable, or

97 certifying that there have been no changes to such Loan Party’s bylaws, limited liability company agreement or partnership agreement, as applicable, delivered to the Administrative Agent on the Original Closing Date, the First Amendment and Restatement Date, the Second Amendment and Restatement Date or the date of such Loan Party’s joinder as a Loan Party, as applicable, (C) the resolutions of such Loan Party’s board of directors, managers, members, general partner or other equivalent governing body, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (D) certificates of good standing or existence, as applicable, from the Secretary of State of the jurisdiction of incorporation or organization of such Loan Party and each other jurisdiction where the failure of such Loan Party to be qualified to do business as a foreign company would have a Material Adverse Effect, in each case as of a recent date, and (E) a certificate of incumbency containing the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which such Loan Party is a party; (iii) favorable written opinions of Kirkland & Ellis LLP, counsel to the Loan Parties, and Snell & Wilmer L.L.P., Nevada counsel to the Loan Parties, in each case, addressed to the Administrative Agent, each Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request; (iv) a certificate in the form of Exhibit 3.1(b)(iv), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the Related Transactions, (A) no Default or Event of Default has occurred and is continuing on the Closing Date, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), (C) since the date of the financial statements of the Borrower described in Section 4.4(i), there has been no change which has had or could reasonably be expected to have a Material Adverse Effect and (D) the conditions set forth in clause (b)(vii) and (xiii) below have been satisfied; (v) a duly executed Notice of Borrowing for each Borrowing on the Closing Date; (vi) a report setting forth the sources and uses of the proceeds hereof; (vii) all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, the other Related Transaction Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

98 (viii) copies of (A) the quarterly financial statements of Ensign and its Subsidiaries (and the Pennant Subsidiaries) on a consolidated basis for the Fiscal Quarter ended March 31, 2019 and the Fiscal Quarter ended June 30, 2019, including, in each case, the related statements of income and cash flows, (B) the audited consolidated financial statements for Ensign and its Subsidiaries (and the Pennant Subsidiaries) for the Fiscal Year ended December 31, 2018, including in each case the related statements of income, shareholders’ equity and cash flows, (C) a pro forma balance sheet and related pro forma statements of income and cash flows of Ensign and its Subsidiaries (for the avoidance of doubt, excluding the Pennant Subsidiaries) as of and for (x) the twelve-month period ending on December 31, 2018 and (y) the twelve-month period ending on the last day of each Fiscal Quarter ending after December 31, 2018 and at least 60 days prior to the Closing Date, in each case, prepared so as to give effect to the Related Transactions as if the Related Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) and (D) financial projections of Ensign and its Subsidiaries (for the avoidance of doubt, excluding the Pennant Subsidiaries) on an annual basis through December 31, 2024; (ix) a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of June 30, 2019, calculated on a pro forma basis as if the initial Borrowing(s) had been funded and the Pennant Transaction and the other Related Transactions had occurred, in each case, as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations); (x) a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, confirming that the Borrower is, and the Borrower and its Subsidiaries, on a consolidated basis, are, Solvent before and after giving effect to the funding of the initial Borrowing(s) and the consummation of the Pennant Transaction and the other Related Transactions contemplated to occur on the Closing Date; (xi) the Guaranty and Security Agreement, duly executed by the Borrower and each of its Domestic Subsidiaries (other than the Excluded Subsidiaries), together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable UCC, tax and judgment lien search reports in all necessary or appropriate jurisdictions, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and other Liens permitted under Section 7.2 and Liens to be released on the Closing Date, (C) a Perfection Certificate, duly completed and executed by the Borrower, (D) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, (E) original certificates evidencing all issued and outstanding shares of Capital Stock of all Subsidiaries (other than the Excluded Subsidiaries) owned directly by any Loan Party; provided that, in the case of Capital Stock of any Foreign Subsidiary that is a CFC and Capital Stock of any Pass-Through Foreign Holdco, such original certificates shall be limited to 65% of the issued and outstanding voting Capital Stock and 100% of the

99 issued and outstanding non-voting Capital Stock of such Foreign Subsidiary or such Pass- Through Foreign Holdco, as applicable, (F) stock or membership interest powers or other appropriate instruments of transfer executed in blank and (G) a master intercompany promissory note duly executed by the Borrower and its Subsidiaries; (xii) certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with endorsements in form and substance reasonably satisfactory to the Administrative Agent; (xiii) evidence that (A) the Borrower has declared the dividend or distribution constituting the Pennant Transaction and (B) the Pennant Transaction has been consummated or will be consummated substantially concurrently with the effectiveness of this Agreement on the Closing Date, in each case, in form and substance satisfactory to the Administrative Agent; (xiv) at least three (3) days prior to the Closing Date, (A) all documentation and other information with respect to the Borrower and each other Loan Party that the Administrative Agent or any Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent at least ten (10) days before the Closing Date, and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; and (xv) the Closing Date Refinancing shall have occurred or shall occur substantially concurrently with the effectiveness of this Agreement. Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. Section 3.2. Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions: (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist; (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all

100 representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, unless such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); and (c) the Borrower shall have delivered the required Notice of Borrowing. Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a) and (b) of this Section. Notwithstanding the foregoing, the incurrence of Incremental Commitments and the initial borrowing of Incremental Term Loans (but not Revolving Loans) thereunder shall be subject solely to the conditions set forth in Section 2.23. Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in Section 3.1, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, if requested by a Lender, in sufficient counterparts or copies for each such Lender. Section 3.4. Effect on Existing Credit Facility. Upon this Agreement becoming effective, all commitments of the lenders under the Existing Credit Agreement to fund additional advances shall terminate automatically and be replaced by the Commitments set forth in Schedule I, and all amounts outstanding under the Existing Credit Agreement, together with all accrued and unpaid interest, fees and other amounts shall be paid in full by the initial Borrowing(s) hereunder (including through deemed repayment of any Revolving Loans (as defined in the Existing Credit Agreement) of a Lender (as defined in the Existing Credit Agreement) that are continued as Revolving Loans hereunder in lieu of being repaid to such Lender in cash and funded again in cash by such Lender on the Closing Date) (other than with respect to the Existing Letters of Credit which shall, from and after the Closing Date, be deemed to be Letters of Credit issued pursuant to this Agreement). Notwithstanding the foregoing, the parties hereto agree that the Liens granted to the Administrative Agent under or in connection with the Existing Credit Agreement, the Guaranty and Security Agreement (as defined in the Existing Credit Agreement) and any other Loan Document (as defined in the Existing Credit Agreement) shall continue in full force and effect and secure the Secured Obligations (as defined in the Guaranty and Security Agreement (for the avoidance of doubt, as defined herein)) upon the effectiveness of this Agreement. Each Lender party to this Agreement that was also a Lender under and as defined in the Existing Credit Agreement hereby waives any amounts due and owing to such Lender pursuant to Section 2.19 of the Existing Credit Agreement as a result of the repayment of loans under the Existing Credit Agreement on the Closing Date in connection with the effectiveness hereof. ARTICLE IV REPRESENTATIONS AND WARRANTIES The Borrower represents and warrants, both before and after giving effect to the Related Transactions, to the Administrative Agent, each Lender and each Issuing Bank as follows:

101 Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents, and (e) do not affect the Borrower’s or any Subsidiary’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Payors, or materially adversely affect any Health Care Permit. Section 4.4. Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of Ensign and its Subsidiaries (and the Pennant Subsidiaries) as of December 31, 2018, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, audited by Deloitte & Touche, LLP and (ii) the unaudited consolidated balance sheet of Ensign and its Subsidiaries (and the Pennant Subsidiaries) as of June 30, 2019, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries (and the Pennant Subsidiaries) as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2018, there have been no changes with respect to the Borrower

102 and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Section 4.5. Litigation and Environmental Matters. (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which could reasonably be expected to result in the invalidity or unenforceability of this Agreement or any other Loan Document or any other Related Transaction Document. (b) Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in the case of each of clauses (i), (ii), (iii) and (iv) which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Section 4.6. Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Section 4.7. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith. Section 4.8. Taxes. The Borrower and its Subsidiaries and each other Person for whose Taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all Taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. Section 4.9. Use of Proceeds; Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities,

103 in the business of extending credit for the purpose of purchasing or carrying “margin stock”. The Borrower will use the Revolving Loans and the Swingline Loans for working capital, capital expenditures, dividends, distributions and Permitted Acquisitions not prohibited by this Agreement, for other general corporate purposes of the Borrower and its Subsidiaries and for any other purpose not prohibited by this Agreement. The Borrower will use the proceeds of any Incremental Term Loans or Other Refinancing Term Loans for the purposes set forth in any Incremental Commitment Joinder or Refinancing Amendment. Section 4.10. ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and, except as would not reasonably be expected to have a Material Adverse Effect, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made, or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. Except as would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, the Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower or any of its Subsidiaries has established, contributes to or maintains any Non-U.S. Plan.

104 Section 4.11. Ownership of Property; Insurance. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in or other right to occupy, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of Ensign referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries taken as a whole are valid and subsisting and are in full force. The Borrower has delivered to Administrative Agent a true, complete and correct copy of each Master Lease. (b) Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except in any manner to the extent that such failure to do so or such infringement would not reasonably be expected to result in a Material Adverse Effect. (c) The properties of the Borrower and its Subsidiaries are insured (i) with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates or (ii) as determined in the Borrower’s reasonable business judgment, through the Borrower’s self-insured retention program maintained through the Insurance Subsidiaries. Section 4.12. Disclosure. None of the reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements (including, for the avoidance of doubt, the pro forma financial statements referred to in Section 3.1(b)(viii)(C)), certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such projected information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood and agreed that such projected information is subject to contingencies and assumptions, many of which are not within the control of the Borrower, and no assurances can be given that any projections will be realized, and any divergences from projected results may be material. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects. Section 4.13. Labor Relations. There are no strikes, lockouts or other labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge,

105 threatened in writing against or affecting the Borrower or any of its Subsidiaries, and no unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened in writing against any of them before any Governmental Authority, in each case, that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Section 4.14. Subsidiaries. As of the ClosingSecond Amendment Effective Date and (other than with respect to the Pennant Subsidiaries) as of each date on which such schedule is subsequently updated pursuant to the terms of this Agreement, Schedule 4.14 sets forth the name of, the ownership interest of the applicable owner in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, each Subsidiary that is an Excluded Subsidiary and each Pennant Subsidiary. Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents and the other Related Transaction Documents and the making of the Loans under this Agreement and the consummation of the other Related Transactions, the Borrower is, and the Borrower and its Subsidiaries, on a consolidated basis, are, Solvent. Section 4.16. [Reserved]. Section 4.17. Collateral Documents. (a) The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement, the Guaranty and Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Capital Stock pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC. (b) When the filings in subsection (a) of this Section are made and when, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the

106 United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, subject to inchoate Liens permitted hereunder that do not secure Indebtedness. Section 4.18. [Reserved]. Section 4.19. Healthcare Matters. (a) Compliance with Health Care Laws. The Borrower and each of its Subsidiaries is, and at all times during the four calendar years immediately preceding the Closing Date has been, in compliance with all Health Care Laws and requirements of Third Party Payor Programs applicable to it, its assets, business or operations, except where the failure to do so has not had or could not reasonably be expected to have, in the aggregate, a Material Adverse Effect. No circumstance exists or event has occurred which could result in a violation of any Health Care Law or any requirement of any Third Party Payor Program that could reasonably be expected to result in a Material Adverse Effect. (b) Health Care Permits. The Borrower and each of its Subsidiaries holds, and at all times during the four calendar years immediately preceding the Closing Date has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations for the period covered by such Health Care Permit. All such Health Care Permits are, and at all times during the four calendar years immediately preceding the Closing Date have been, in full force and effect and there is and has been no material default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. Other than as set forth on Schedule 4.19, no Governmental Authority has taken, or to the knowledge of the Borrower or any of its Subsidiaries intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of the Borrower or any of its Subsidiaries. As of the ClosingSecond Amendment Effective Date, Schedule 4.19 sets forth an accurate, complete and current list of all material Health Care Permits, and all Third Party Payor Authorizations for Third Party Payor Programs in which the Borrower or any of its Subsidiaries participates. (c) Third Party Payor Authorizations. The Borrower and each of its Subsidiaries holds, and at all times during the four calendar years immediately preceding the Closing Date has held, in full force and effect, all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which the Borrower or any of its Subsidiaries participates, except where the failure to do so has not had or could not reasonably be expected to have, in the aggregate, a Material Adverse Effect. There is no investigation, audit, claim review, or other action pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing, which could result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Third Party Payor Authorization or result in the exclusion of the Borrower or any of its Subsidiaries from any Third Party Payor Program that could reasonably be expected to have, in the aggregate, a Material Adverse Effect.

107 (d) Licensed Personnel. The Licensed Personnel have complied and currently are in compliance with all applicable Health Care Laws and hold, and, at all times that such Persons have been Licensed Personnel of the Borrower or any of its Subsidiaries, have held, all professional licenses and other Health Care Permits and all Third Party Payor Authorizations required in the performance of such Licensed Personnel’s duties for the Borrower or any of its Subsidiaries, and each such Health Care Permit and Third Party Payor Authorization is in full force and effect and, to the knowledge of the Borrower and its Subsidiaries, no suspension, revocation, termination, impairment, modification or non-renewal of any such Health Care Permit or Third Party Payor Authorization is pending or threatened in writing, except where the failure to do so has not had or could not reasonably be expected to have, in the aggregate, a Material Adverse Effect. (e) Accreditation. The Borrower and each of its Subsidiaries has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not have, in the aggregate, a Material Adverse Effect. (f) Proceedings; Audits. There are no pending (or, to the knowledge of the Borrower or any of its Subsidiaries, threatened) Proceedings against or affecting the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, any Licensed Personnel, relating to any actual or alleged non-compliance with any Health Care Law or requirement of any Third Party Payor Program, in each case, that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Proceeding against or affecting any Loan Party or, to the knowledge of the Borrower or any of its Subsidiaries, any Licensed Personnel that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. There currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of the Borrower or any of its Subsidiaries, or the participation by the Borrower or any of its Subsidiaries in any Third Party Payor Program, in each case, that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to the Borrower or any of its Subsidiaries or its operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral, (i) has been conducted by or on behalf of any Governmental Authority, or (ii) is scheduled, pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing, in each case that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. (g) Overpayments. Neither the Borrower nor any of its Subsidiaries (i) has knowingly retained an overpayment received from, or failed to refund any amount due to, any Third Party Payor in material violation of any Health Care Law or contract; or (ii) except as set forth on Schedule 4.19, has received written notice of, or has knowledge of, any material overpayment or refunds due to any Third Party Payor. (h) Material Statements. Neither the Borrower nor any of its Subsidiaries, nor any officer, Affiliate, employee or agent of the Borrower or any of its Subsidiaries, has made an

108 untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, in each case, that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. (i) Prohibited Transactions. Except as where any of the following could not be reasonably expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries, nor any officer, Affiliate or managing employee of the Borrower or any of its Subsidiaries, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of the Borrower and its Subsidiaries, no Person has filed or has threatened in writing to file against the Borrower, any of its Subsidiaries or any of their Affiliates an action under any federal or state whistleblower statute, including, without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), to the extent such a filing, if adversely determined, would reasonably be expected to result in a Material Adverse Effect. (j) Exclusion. Except as where any of the following could not be reasonably expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in the Borrower or any of its Subsidiaries, nor any Licensed Personnel of the Borrower or any of its Subsidiaries, has been (or has been threatened to be) (i) excluded from any Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

109 Section 4.20. Sanctions. Neither any Loan Party nor any of its Subsidiaries or Affiliates or, to the knowledge of any Loan Party, any of their respective directors, officers, employees or agents, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (i) currently the subject or target of any Sanctions, (ii) a Sanctioned Person or (iii) located, organized or resident in a Sanctioned Country. Each of the Loan Parties and their Subsidiaries, and to the knowledge of the Loan Parties, each of their respective directors, officers, employees, agents and Affiliates is in compliance with all applicable Sanctions and has instituted and maintained policies and procedures designed to promote and achieve compliance with all applicable Sanctions. Section 4.21. Anti-Corruption Laws. The Loan Parties and their Subsidiaries and Affiliates have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other applicable legislation or laws and regulations concerning or relating to bribery, money laundering or corruption in other jurisdictions (collectively, the “Anti-Corruption Laws”) and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Anti- Corruption Laws. Section 4.22. Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person. Section 4.23. EEAAffected Financial Institutions. Neither the Borrower nor any Subsidiary is an EEAAffected Financial Institution. ARTICLE V AFFIRMATIVE COVENANTS The Borrower covenants and agrees that until Payment in Full of the Obligations: Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent: (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of Ensign (or if Ensign is no longer required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, then 120 days after the end of each Fiscal Year), a copy of the annual audited report for such Fiscal Year for Ensign and its Subsidiaries, containing a consolidated balance sheet of Ensign and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Ensign and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported

110 on by Deloitte & Touche, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (other than any “going concern” or similar qualification or exception related to the maturity or refinancing of the Obligations)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP, and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; (b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of Ensign (or if Ensign is no longer required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, then 60 days after the end of each Fiscal Quarter) (including, for the avoidance of doubt, the Fiscal Quarter of Ensign ended September 30, 2019), an unaudited consolidated balance sheet of Ensign and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Ensign and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Ensign’s previous Fiscal Year; (c) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying that such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Ensign and its Subsidiaries on a consolidated basis in accordance with GAAP, in the case of quarterly financial statements subject only to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (iii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI (beginning with the Fiscal Quarter ended September 30, 2019), (iv) specifying any change in the identity of the Borrower or any of its Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Borrower or any of its Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, (v) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of Ensign and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (vi) setting forth a list of all Subsidiaries of the Borrower (other than Excluded Subsidiaries and Specified Subsidiaries) that are not Subsidiary Loan Parties as of such date and setting forth in reasonable detail calculations of total assets of such Subsidiaries as of such date and the total revenue of such Subsidiaries for the Test Period then ended and (vii) setting forth a list of all Excluded Subsidiaries as of such date and setting forth in reasonable detail calculations of (w) Indebtedness of such Excluded Subsidiaries incurred pursuant to Section 7.1(h) that remains outstanding as of such date, (x) the total amount of Investments made in Excluded Subsidiaries pursuant to Section 7.4(h) as of such date, (y) the Maximum Attributable EBITDA Percentage (beginning with the Fiscal Year ending December 31, 2019) and (z) that portion of Consolidated EBITDA that is attributable to such Excluded

111 Subsidiaries (and their respective Subsidiaries) with respect to the applicable Fiscal Year or Fiscal Quarter end; (d) as soon as available and in any event within 60 days after the end of the calendar year, a budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow; (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Ensign to its shareholders generally, as the case may be; and (f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries (including information and documentation for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation) as the Administrative Agent may reasonably request (provided that no such information shall be required to be provided if providing such information would violate confidentiality agreements or result in a loss of attorney-client privilege or a claim of attorney work product with respect to such information so long as the Borrower notifies the Administrative Agent that such information is being withheld and the reason therefor). So long as Ensign is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower shall be deemed to have satisfied its obligation to deliver the financial statements referred to in clauses (a), (b) and (e) upon the filing of such reports with the Securities and Exchange Commission. Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following: (a) the occurrence of any Default or Event of Default; (b) the filing or commencement of, or any material development in, any action, suit, proceeding, audit, claim, demand, order or dispute with, by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries that (i) seeks injunctive or similar relief, (ii) alleges potential or actual violations of any Health Care Law by the Borrower or any of its Subsidiaries or any of its Licensed Personnel and (iii) would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental

112 Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; (d) promptly and in any event within 15 days after (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been a material increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any material Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower; (e) the occurrence of any event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries; (f) any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in Consolidated EBITDA of 10% or more on a consolidated basis from the prior Fiscal Year; and (g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. The Borrower will furnish to the Administrative Agent and each Lender the following: (x) notice of any change (i) in any Loan Party’s legal name (but, for the avoidance of doubt, excluding any trade names), (ii) in any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational existence or (iv) in any Loan Party’s federal taxpayer identification number or organizational number or jurisdiction of organization, in each case, prior to or concurrently with such change; and (y) promptly and in any event no later than three (3) Business Days after any Responsible Officer of the Borrower or any of its Subsidiaries has actual knowledge of: (i) the voluntary disclosure by the Borrower or any of its Subsidiaries to the Office of the Inspector General of the United States Department of Health and Human Services, or any Third Party Payor Program (including to any intermediary, carrier or contractor of such Program), of an actual overpayment matter involving the submission of claims to a Third Party Payor in an amount greater than $1,000,000;

113 (ii) that the Borrower or any of its Subsidiaries, or an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in the Borrower or any of its Subsidiaries, (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a- 7b) or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (iii) any claim to recover any alleged overpayments (other than any such claim made against the Borrower or any of its Subsidiaries that relates to a period during which the Borrower or such Subsidiary did not operate the respective facility) with respect to any receivables in excess of $500,000; (iv) notice of any final and documented material reduction in the level of reimbursement expected to be received with respect to receivables; (v) any allegations of licensure violations or fraudulent acts or omissions involving the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower or any of its Subsidiaries, any Licensed Personnel that would, in the aggregate, have a Material Adverse Effect; (vi) the pending or threatened imposition of any material fine or penalty by any Governmental Authority under any Health Care Law against the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower or any of its Subsidiaries, any Licensed Personnel; (vii) any changes in any Health Care Law (including the adoption of a new Health Care Law) known to the Borrower or any of its Subsidiaries that would, in the aggregate, have a Material Adverse Effect; (viii) any pending or threatened (in writing) revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Health Care Permit or Third Party Payor Authorization; (ix) any non-routine and material inspection of any facility of the Borrower or any of its Subsidiaries by any Governmental Authority; and (x) without duplication, any failure of the Borrower or any of its Subsidiaries to comply with the covenants and conditions of Section 5.15. Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto. Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (i) maintain in full force and

114 effect its legal existence and (ii) preserve, renew and maintain its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (except, in the case of this clause (ii), as would not reasonably be expected to result in a Material Adverse Effect); provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3. Section 5.4. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions and in all material respects with the laws, rules, regulations and requirements referenced in Sections 4.20, 4.21, and 4.22. Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make any such payment could not reasonably be expected to result in a Material Adverse Effect. Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP. Section 5.7. Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one (1) such visit and inspection in any Fiscal Year; (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and the limitation on the number of visits and inspections shall no longer apply; (c) any such inspection and examination, copies and discussions shall not be permitted to the extent it would violate confidentiality agreements or result in a loss of attorney-client privilege or claim of attorney work product so long as the Borrower notifies the Administrative Agent of such limitation and the reason therefor; and (d) any such inspection and examination, copies and discussions shall be subject to the terms of any applicable Master Lease and the accompanying Collateral Access Agreement.

115 Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, force majeure, casualty and condemnation events excepted, (b) maintain with financially sound and reputable insurance companies, or with Affiliates of the Borrower (as permitted in Section 4.11(c)(ii)), (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and the other Loan Parties and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and the other Loan Parties; provided that, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall not make more than two requests for a certificate pursuant to clause (b)(ii) of this Section in any Fiscal Year; provided, further, that if an Event of Default has occurred and is continuing, the limitation on the number of requests for such a certificate shall no longer apply. Section 5.9. Use of Proceeds; Margin Regulations. The Borrower (i) will use the proceeds of the initial Borrowing(s) to consummate the Closing Date Refinancing and the other Related Transactions, to pay transaction costs and expenses arising in connection herewith and for working capital and other general corporate purposes, and (ii) after the Closing Date, will use the proceeds of the Revolving Loans and the Swingline Loans for working capital, capital expenditures, dividends, distributions and Permitted Acquisitions not prohibited by this Agreement, for other general corporate purposes of the Borrower and its Subsidiaries and for any other purpose not prohibited by this Agreement. The Borrower will use the proceeds of any Incremental Term Loans or Other Refinancing Term Loans for the purposes set forth in the applicable Incremental Commitment Joinder or Refinancing Amendment. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes. Section 5.10. [Reserved]. Section 5.11. [Reserved]. Section 5.12. Additional Subsidiaries and Collateral. (a) Within 75 days after the end of the second Fiscal Quarter of each Fiscal Year of Ensign (or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed 60 additional days), commencing with the 2020 Fiscal Year, the Borrower will (i) cause each Domestic Subsidiary that is a Material Subsidiary (excluding any Excluded Subsidiary, any Specified Subsidiary and any Subsidiary that is already a Guarantor) (a “Joining Guarantor”) (A) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its

116 personal property subject to the Guaranty and Security Agreement by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as and to the extent applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (B) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and, if requested by the Administrative Agent, legal opinions, provided, that legal opinions shall only be required for a Joining Guarantor having a fair market value in excess of $50,000,000) and to take all such other actions as such Joining Guarantor would have been required to deliver and take pursuant to Section 3.1 if such Joining Guarantor had been a Loan Party on the Closing Date, (C) to comply with Section 5.11, and (D) to deliver Collateral Access Agreements with respect to leased Real Estate (to the extent the landlord of any such leased Real Estate is a PropCo Landlord or a landlord under a Material Master Lease), in each case, of the type required under Section 5.13, (ii) pledge, or cause the applicable Loan Party to pledge, all of the Capital Stock of such Joining Guarantor to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (iii) deliver the original certificates (if any and to the extent not prohibited under applicable law) evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank. (b) Within 75 days after the end of the second Fiscal Quarter of each Fiscal Year of Ensign (or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed 60 additional days), commencing with the 2020 Fiscal Year, the Borrower shall (i) cause the applicable Loan Parties to pledge all of the Capital Stock of each Foreign Subsidiary and each Pass-Through Foreign Holdco that is a Material Subsidiary (excluding any Excluded Subsidiaries) to the extent such Capital Stock is owned directly by a Loan Party to the Administrative Agent as security for the Obligations pursuant to the Guaranty and Security Agreement; provided that, in the case of any such Foreign Subsidiary that is a CFC and any such Pass-Through Foreign Holdco, such pledge shall be limited to 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary or such Pass- Through Foreign Holdco, as applicable, (ii) deliver the original certificates (if any and to the extent not prohibited under applicable law) evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and, if requested by the Administrative Agent, legal opinions) and to take all such other actions as the Administrative Agent may reasonably request. (c) If (i) the Total Leverage Ratio for the four consecutive Fiscal Quarter period ending on the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending on or about December 31, 2019, is greater than 2.00:1.00 and (ii) as of the end of such Fiscal Quarter either (x) the aggregate assets of all Subsidiaries of the Borrower (other than Excluded Subsidiaries and Specified Subsidiaries) that are not Subsidiary Loan Parties as of such date are in excess of 20.0% of the total assets of Ensign and its Subsidiaries determined on a consolidated basis as of

117 such date or (y) the aggregate revenues of all Subsidiaries of the Borrower (other than Excluded Subsidiaries and Specified Subsidiaries) that are not Subsidiary Loan Parties as of such date are in excess of 10.0% of the total revenues of Ensign and its Subsidiaries on a consolidated basis as of such date (such percentages in clauses (x) and (y), the “Threshold Amounts”), then within 75 days after the end of such Fiscal Quarter (or with respect to the fourth Fiscal Quarter of each Fiscal Year, then within 120 days after the end of such Fiscal Quarter), the Borrower shall cause one or more of such Domestic Subsidiaries that is at such time not a Subsidiary Loan Party to become an additional Subsidiary Loan Party to the extent necessary to cause the aggregate assets and the aggregate revenue of all Subsidiaries of the Borrower that are not Subsidiary Loan Parties at such time (other than Excluded Subsidiaries and Specified Subsidiaries) to be no greater than the Threshold Amounts, by executing and delivering the documents and taking the actions described in subsection (a) above as if such Domestic Subsidiaries were Joining Guarantors. (d) The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections (a), (b) and (c) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent. Section 5.13. Collateral Access Agreements. To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate from a PropCo Landlord under a Master Lease or any landlord that is party to a Material Master Lease, it shall first provide to the Administrative Agent a copy of such lease (if the Administrative Agent has not previously received a copy of such lease) and a Collateral Access Agreement from the landlord of such leased property; provided that with regard to landlords other than PropCo Landlords, no such Collateral Access Agreement shall be required if the Borrower is unable to obtain such Collateral Access Agreement following use of commercially reasonable efforts to do so. Section 5.14. Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

118 Section 5.15. Health Care Matters. (a) Without limiting or qualifying Section 5.4, or any other provision of this Agreement, the Borrower and each of its Subsidiaries will be in material compliance with all applicable Health Care Laws relating to the operation of such Person’s business. (b) Each of the Borrower and its Subsidiaries shall: (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor programs) which are necessary or useful in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Third Party Payor Programs; (iii) cause all Licensed Personnel to be in material compliance with all applicable Health Care Laws in the performance of their duties to or for the Borrower and its Subsidiaries, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and (iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law. (c) The Borrower and each of its Subsidiaries shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including, without limitation, HIPAA and includes at least the following components and allows the Administrative Agent (and/or its consultants) from time to time to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures, including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies, including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to immediately respond to detected violations of the CCP. The Borrower and its Subsidiaries shall modify such CCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws. Upon request, the Administrative Agent (and/or its consultants) shall be permitted to review such CCPs.

119 Section 5.16. Post-Closing Matters. The Borrower will, and will cause each other Loan Party to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement or such later date as agreed to by the Administrative Agent in its sole discretion. Section 5.17. [Reserved]. Section 5.18. Limitations on Designation of Excluded Subsidiaries. (a) (a) The Borrower may, on or after the Closing Date, designate any Subsidiary of the Borrower (other than Ensign REIT or any Intermediate Entity) as an “Excluded Subsidiary” under this Agreement (an “Excluded Subsidiary Designation”) only if: (i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Excluded Subsidiary Designation; (ii) the Borrower would be permitted under this Agreement to make an Investment at the time of such Excluded Subsidiary Designation (assuming the effectiveness of such Excluded Subsidiary Designation) in an amount (the “Excluded Subsidiary Designation Amount”) equal to the sum of the book value (or, in the case of cash, the amount of cash invested) (without duplication) of Investments held by the Borrower or other Loan Parties in such Subsidiary determined net of any payments received with respect to such Investment from the date that such Investment was made through the date of such Excluded Subsidiary Designation (to be determined without duplication of other Investments permitted under Section 7.4); (iii) after giving effect to such Excluded Subsidiary Designation and any Acquisition or Disposition permitted by this Agreement consummated since the most recently ended Test Period, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Article VI as of the end of the most recently ended Test Period as if such Excluded Subsidiary Designation had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of such Test Period; (iv) substantially concurrent with such Excluded Subsidiary Designation, either (x) such Subsidiary incurs or assumes Indebtedness that is permitted pursuant to Section 7.1(h) that is secured by Liens that are permitted pursuant to Section 7.2(f), (y) such Subsidiary enters into a lease with respect to Real Estate to be operated or otherwise used by such Subsidiary, which lease requires such Subsidiary to grant a first priority Lien in favor of such landlord on such Subsidiary’s accounts receivable and/or the Capital Stock of such Subsidiary or otherwise prohibits such Subsidiary from granting a first priority Lien in favor of the Administrative Agent on such Subsidiary’s accounts receivable and/or the Capital Stock of such Subsidiary (or results in a lease default if such Lien is granted), provided, that the Borrower shall not be required to designate such Subsidiary as an Excluded Subsidiary to the extent such Subsidiary is a Subsidiary Loan Party and the Liens and security interests in favor of the landlord on the assets of such Subsidiary Loan Party are permitted pursuant to, and subject to an intercreditor agreement contemplated by, Section 7.2(i) or (z) with respect to a lease that was previously entered into by such

120 Subsidiary with respect to Real Estate to be operated or otherwise used by such Subsidiary and in connection with such lease the landlord under such lease was granted a Lien on and security interest in the assets of such Subsidiary that were permitted immediately prior to such Excluded Subsidiary Designation pursuant to, and subject to an intercreditor agreement contemplated by, Section 7.2(i), the date occurs that is 75 days prior to the date provided in the applicable intercreditor agreement whereupon any of the Liens on and security interests in favor of such landlord on the assets of such Subsidiary will cease to have the relative lien priority necessary for such Liens and security interests to be permitted pursuant to Section 7.2(i); and (v) such Subsidiary is not a tenant under any PropCo Master Lease. (b) Upon any such Excluded Subsidiary Designation after the Closing Date, the Borrower and its Subsidiaries shall be deemed to have made an Investment in such Excluded Subsidiary in an amount equal to the Excluded Subsidiary Designation Amount. (c) Borrower may revoke any Excluded Subsidiary Designation of a Subsidiary as an Excluded Subsidiary (an “Excluded Subsidiary Revocation”), whereupon such Subsidiary shall cease to be an Excluded Subsidiary, if: (i) no Default or Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Excluded Subsidiary Revocation; (ii) all Liens and Indebtedness of such Excluded Subsidiary and its Subsidiaries outstanding immediately following such Excluded Subsidiary Revocation would, if incurred at the time of such Excluded Subsidiary Revocation, have been permitted to be incurred for all purposes of this Agreement; and (iii) such Subsidiary (and any other applicable Loan Party) executes and delivers the documents and takes the actions described in Section 5.12(a) as if such Subsidiary was a Joining Guarantor. (d) All Excluded Subsidiary Designations and Excluded Subsidiary Revocations occurring after the Closing Date must be evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent certifying compliance with the foregoing provisions of this Section 5.18(a) (in the case of any such Excluded Subsidiary Designations) and of Section 5.18(c) (in the case of any such Excluded Subsidiary Revocations). (e) If the Borrower designates a Guarantor as an Excluded Subsidiary in accordance with this Section 5.18, the Obligations of such Guarantor under the Loan Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Collateral Documents shall terminate and be released and be of no further force and effect, and all Liens on the Capital Stock and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by the Administrative Agent. At the Borrower’s request, the Administrative Agent will execute and deliver any instrument evidencing such termination and the Administrative Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by the Administrative Agent (including the execution and delivery of

121 appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). Any such foregoing actions taken by the Administrative Agent shall be at the sole cost and expense of the Borrower. Section 5.19. Anti-Corruption Laws; Sanctions. The Borrower will comply and conduct its, and cause its Subsidiaries to comply and conduct their, business in compliance in all material respects with the Anti-Corruption Laws and all applicable Sanctions and institute and maintain policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with such Anti-Corruption Laws and Sanctions. ARTICLE VI FINANCIAL COVENANTS The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding: Section 6.1. Total Leverage Ratio. The Borrower will maintain, as of the end of each Test Period, commencing with the Test Period ended on September 30, 2019, a Total Leverage Ratio of not greater than 3.003.75:1.00 (the “Maximum Total Leverage Threshold”); provided that if the aggregate consideration paid in connection with all Permitted Acquisitions or other Acquisitions permitted hereunder consummated during any six (6) consecutive month period exceeds $50,000,000, then, at the election of the Borrower by written notice to the Administrative Agent (with a description in reasonable detail of the Permitted Acquisitions or other Acquisitions permitted hereunder consummated during such period and the consideration paid), the Maximum Total Leverage Threshold shall be increased to 3.504.25:1.00 for the current Fiscal Quarter and the immediately following three Fiscal Quarters; provided, further, that the Maximum Total Leverage Threshold shall not be increased pursuant to the preceding proviso (i) more than four times (or with respect to more than twelve Fiscal Quarters) during the term of this Agreement and (ii) unless in the most recently ended four consecutive Fiscal Quarter period there shall be at least one Fiscal Quarter in respect of which the Maximum Total Leverage Threshold has not been increased. Section 6.2. Interest/Rent Coverage Ratio. The Borrower will maintain, as of the end of each Test Period, commencing with the Test Period ended on September 30, 2019, an Interest/Rent Coverage Ratio of not less than 1.50:1.00. ARTICLE VII NEGATIVE COVENANTS The Borrower covenants and agrees that until Payment in Full of the Obligations: Section 7.1. Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except: (a) Indebtedness created pursuant to the Loan Documents;

122 (b) Indebtedness of the Borrower and its Subsidiaries existing on the date hereofSecond Amendment Effective Date and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; (c) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (it being understood that the completion of the construction or development of additional beds at existing facilities or new facilities shall constitute the acquisition of property), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals, refinancings or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, refinancing or replacement, other than in an amount not to exceed unpaid interest and fees and expenses incurred in connection therewith) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness at any time outstanding does not exceed the greater of $70,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period; provided, further, that the aggregate principal amount of Capital Lease Obligations that are permitted under subsection (j) of this Section shall not be included in calculating the aggregate principal amount of Indebtedness for purposes of the limitation set forth in this subsection; (d) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4; (e) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4; provided, further, that Ensign may Guarantee on an unsecured basis all Indebtedness permitted under Section 7.1(h); (f) Indebtedness of any Person which becomes a Subsidiary (other than an Excluded Subsidiary) after the date of this Agreement and Indebtedness secured by assets acquired by the Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) after the date of this Agreement; provided that in each case (i) such Indebtedness exists at the time that such Person becomes a Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset being acquired, and (ii) the aggregate principal amount of all such Indebtedness permitted hereunder at any time outstanding shall not exceed the greater of $70,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period; (g) Hedging Obligations permitted by Section 7.10; (h) Indebtedness of an Excluded Subsidiary secured by Liens permitted by Section 7.2(f) in an aggregate principal amount, when taken together with the aggregate amount

123 of Investments in any Excluded Subsidiaries made pursuant to Section 7.4(h) that remain outstanding at such time (other than any portion of such Investment made in reliance on the Available Amount), for all such Indebtedness not to exceed at any time outstanding the greater of (x) $350,000,000 and (y) an amount equal to (I) Consolidated EBITDA for the most recently ended Test Period multiplied by (II) two; provided that, at the time of and immediately after giving effect to the incurrence or assumption of any such Indebtedness, (A) no Default or Event of Default shall exist and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 6.1 and 6.2 as of the most recently ended Test Period, calculated as if all such Indebtedness had been incurred as of the first day of the relevant period for testing compliance; (i) other unsecured Indebtedness of the Borrower or its Subsidiaries; provided that, at the time of and immediately after giving effect to any such Indebtedness, (A) no Default or Event of Default shall exist and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 6.1 and 6.2 as of the most recently ended Test Period, calculated as if all such Indebtedness had been incurred as of the first day of the relevant period for testing compliance; (j) Capital Lease Obligations incurred in connection with any Permitted Acquisition structured as a capital lease; (k) unsecured Indebtedness of a Subsidiary Loan Party owing to its landlord or Affiliates of such landlord under a lease of Real Estate for loans advanced by such landlord or its Affiliates for the purpose of funding capital expenditures with respect to healthcare facilities located on such Real Estate, provided that the aggregate amount of Indebtedness at any time outstanding pursuant to this Section 7.1(k) shall not exceed the greater of $70,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period; (l) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit arising in the ordinary course of its business; (m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence; (n) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; (o) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and (p) other Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of $70,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period. The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a

124 sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the date that is 180 days after the later of the Revolving Commitment Termination Date and the then latest Maturity Date. Section 7.2. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except: (a) Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.21 and Section 8.2; (b) Permitted Encumbrances; (c) Liens on any property or asset existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary; (d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1(c), (ii) any such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof (or, in the case of an extension, refinancing, replacement or renewal, at the time of such extension, refinancing, replacement or renewal), (iii) any such Lien does not extend to any other asset other than accessions and reasonable extensions thereof, and (iv) the Indebtedness secured thereby does not exceed the cost (including interest costs) of acquiring, constructing or improving such fixed or capital assets; (e) any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person (other than any Subsidiary of the Borrower) at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; (f) Liens on the assets of, and Capital Stock in, any Excluded Subsidiary; provided that (i) to the extent any such Lien secures Indebtedness, any such Lien secures only Indebtedness permitted by Section 7.1(h), (ii) no such Lien is prohibited by any other Contractual Obligation of the Borrower or any of its Subsidiaries and (iii) at the time of and immediately after giving effect to any such Lien (which for Liens on the assets of, and Capital Stock in, any Excluded Subsidiary that is designated pursuant to Section 5.18(a)(iv)(z) shall be the date of such

125 designation), (A) no Default or Event of Default shall exist and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 6.1 and 6.2 as of the most recently ended Test Period, calculated as if all Indebtedness secured by such Lien had been incurred as of the first day of the relevant period for testing compliance and all Acquisitions permitted hereunder since the end of such Test Period had been consummated as of the first day of the relevant period for testing compliance; (g) [Reserved]; (h) extensions, renewals, or replacements of any Lien referred to in subsections (b) through (g) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (other than in an amount not to exceed unpaid interest and fees, and expenses incurred in connection therewith) and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; (i) to the extent required by the landlord under a lease of Real Estate entered into by a Subsidiary Loan Party with a landlord that is not (x) an Affiliate of the Borrower or (y) a PropCo Landlord, Liens on the assets of a Subsidiary Loan Party or such Subsidiary Loan Party’s Subsidiaries (but not, for the avoidance of doubt, on the Capital Stock of such Subsidiary Loan Party or such Subsidiary Loan Party’s Subsidiaries) to secure the obligations of such Subsidiary Loan Party under such lease; provided that such Subsidiary Loan Party and its Subsidiaries shall not be required to become Excluded Subsidiaries on account of such lease and shall instead be Subsidiary Loan Parties to the extent any such lien granted to or in favor of such landlord is subject to a customary intercreditor agreement between the Administrative Agent and the landlord under such lease that provides that any such Liens of such landlord on accounts receivable (and proceeds thereof, books and records related thereto and accounts into which the same are deposited) of such Subsidiary Loan Party or such Subsidiary Loan Party’s Subsidiary (collectively, “Accounts Collateral”) shall be junior to the Lien of the Administrative Agent on such Accounts Collateral; provided further that, to the extent any such intercreditor agreement provides that the Liens of such landlord on Accounts Collateral that are initially junior to the Lien of the Administrative Agent on such Accounts Collateral are to become senior to the Lien of the Administrative Agent on such Accounts Collateral, such Liens of such landlord on Accounts Collateral shall cease to be permitted pursuant to this clause (i) on the date that is 75 days prior to the date provided in such intercreditor agreement whereupon the Liens of such landlord on Accounts Collateral will cease to be junior to the Liens of the Administrative Agent on such Accounts Collateral; and (j) Liens on the assets of the Borrower or its Subsidiaries not otherwise permitted by this Section 7.2, securing an aggregate principal amount of obligations at any time outstanding not to exceed the greater of $70,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period. Section 7.3. Fundamental Changes. (a) Neither Ensign nor Ensign REIT will, nor will Ensign or Ensign REIT permit any of their respective Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis (in each case, whether now owned or

126 hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) Ensign and Ensign REIT may merge with a Person if Ensign or Ensign REIT, as the case may be, is the surviving Person, (ii) any Subsidiary of Ensign (other than Ensign REIT) may merge with a Person if such Subsidiary is the surviving person (provided that if any such Subsidiary is a Subsidiary Loan Party, such Subsidiary Loan Party shall be the surviving Person), (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, (iv) any Subsidiary (other than Ensign REIT) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is a Subsidiary Loan Party, the assets of such Subsidiary shall be distributed to the Borrower or a Subsidiary Loan Party, (v) subject to clause (ii), any Subsidiary (other than Ensign REIT) may merge, dissolve or consolidate in connection with the consummation of any Permitted Acquisition, and (vi) any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Subsidiary of the Borrower. (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses ancillary or reasonably related to, or extensions of, the business of the Borrower and its Subsidiaries. Section 7.4. Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except: (a) (x) Investments existing on the date hereof in Excluded Subsidiaries that are set forth on Schedule 7.4 and (y) other Investments (other than Permitted Investments) existing on the date hereof (including Investments in Subsidiaries but excluding, for the avoidance of doubt, Investments in Pennant Subsidiaries from and after consummation of the Pennant Transaction); (b) Permitted Investments; (c) Permitted Alternative Investments; (d) Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (e) of this Section; (e) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that, with respect to any such

127 Investments that consist of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, Excluded Subsidiaries or Subsidiaries that are not Loan Parties, if the Total Leverage Ratio for the most recently ended four consecutive Fiscal Quarter period for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b) (calculated on a pro forma basis as if such Investment (and any other Investments or Restricted Payments that occur subsequent to such four consecutive Fiscal Quarter period for which the pro forma financial effect of such events has been calculated under this Agreement) had been made on the first day of such four consecutive Fiscal Quarter period), exceeds 1.75:1.00 then, at the time of and immediately after giving effect to such Investment, the aggregate outstanding amount of Investments by the Loan Parties that were made by the Loan Parties at a time when the Total Leverage Ratio (calculated on a pro forma basis after giving effect to such Investments) is greater than 1.75:1.00 in or to, and Guarantees by the Loan Parties of Indebtedness of, (x) Excluded Subsidiaries (including all such Investments and Guarantees existing on the Closing Date) shall not exceed the greater of $70,000,000 and 40.0% of Consolidated EBITDA for the most recently ended four consecutive Fiscal Quarter period for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b) and (y) Subsidiaries that are not Subsidiary Loan Parties (other than Excluded Subsidiaries) (including all such Investments and Guarantees existing on the Closing Date) shall not exceed at any time the sum of (A) the greater of $35,000,000 and 20.0% of Consolidated EBITDA for the most recently ended four consecutive Fiscal Quarter period for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b) plus (B) the Available Amount, in each case, excluding Investments permitted under the succeeding proviso; provided, further, that (i) Guarantees of Indebtedness of Excluded Subsidiaries shall not be permitted except (x) Excluded Subsidiaries may Guarantee Indebtedness of other Excluded Subsidiaries and (y) Ensign may Guarantee on an unsecured basis all Indebtedness of Excluded Subsidiaries permitted under Section 7.1(h) (and make payments thereunder to the extent such payment is permitted as an Investment hereunder at such time), (ii) additional Investments in Excluded Subsidiaries pursuant to Section 7.1(h) below shall be permitted subject to the limitations set forth therein and (iii) in the case of Investments in Excluded Subsidiaries pursuant to this clause (e), at the time of and immediately after giving effect to any such Investment, (A) no Default or Event of Default shall exist and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with Sections 6.1 and 6.2 as of the most recently ended Test Period, calculated as if such Investment had been made as of the first day of the relevant period for testing compliance; (f) loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $3,000,000 at any time outstanding; (g) Hedging Transactions permitted by Section 7.10; (h) (y) Investments in Excluded Subsidiaries made for the purpose of financing the construction, development, refurbishment or expansion of any health care facility and (z) Investments constituting Excluded Subsidiary Designation Amounts (other than, in the case of this clause (z), cash or cash equivalents funded by any Loan Party into an Excluded Subsidiary prior to such Subsidiary being designated as an Excluded Subsidiary, except to the extent of cash or cash equivalents funded for the purpose of financing the Permitted Acquisition of such Subsidiary

128 or the construction, development, refurbishment or expansion of any health care facility); provided that the aggregate amount of Investments in Excluded Subsidiaries made for the purpose of financing the construction, development, refurbishment or expansion of any health care facility and Excluded Subsidiary Designation Amounts, together with the amount of any then outstanding Indebtedness that was incurred or assumed pursuant to Section 7.1(h) and any other then outstanding Investment in any Excluded Subsidiary arising pursuant to this Section 7.4(h) (in each case, without duplication), shall not exceed at any time the sum of (A) the greater of (x) $350,000,000 and (y) an amount equal to (I) Consolidated EBITDA for the most recently ended four consecutive Fiscal Quarter period for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b) multiplied by (II) two plus (B) the Available Amount; (i) with respect to the Insurance Subsidiaries only, (A) commercial paper having, at the time of acquisition thereof, a short-term rating from S&P or Moody’s of at least A- 1/P-1; (B) certificates of deposit, bankers’ acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank or other financial institution that has total assets of not less than $500,000,000 or the equivalent thereof at the time of acquisition thereof; (C) other securities, including, without limitation, corporate debt, having, at the time of acquisition thereof, a long-term rating from S&P or Moody’s of at least A-/A3; and (D) mutual funds investing primarily in any one or more of the foregoing; (j) other Investments that in the aggregate do not exceed at any time outstanding the greater of $70,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period; (k) Investments held by a Subsidiary Loan Party that is acquired after the Closing Date, or of a Person (other than a Subsidiary of the Borrower) merged or consolidated with or into the Borrower or a Subsidiary Loan Party, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation (such Investments, “Acquired Investments”); provided, however, that Acquired Investments shall not include (and in no event shall this Section 7.4(k) permit) Investments in or with respect to Excluded Subsidiaries (including, for the avoidance of doubt, Investments constituting Excluded Subsidiary Designation Amounts); and (l) Permitted Acquisitions. The amount of any Investment (other than Investments made using the Available Amount) shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but determined net of all payments received with respect to such Investment whether constituting sale proceeds thereof, dividends, distributions, interest, return of capital or otherwise, and the amount of any Investment constituting a Guarantee shall be reflective of the principal amount subject to such Guarantee from time to time. Notwithstanding the foregoing, in no event shall any Excluded Subsidiary make, purchase, hold or acquire any Investments in the Capital Stock of any Loan Party.

129 Section 7.5. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except: (i) dividends payable by Ensign solely in interests of any class of its common equity; (ii) Restricted Payments made by any Subsidiary to Ensign or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by Ensign and other wholly owned Subsidiaries of Ensign; (iii) other Restricted Payments so long as (x) no Default or Event of Default shall have occurred and be continuing at the time such Restricted Payment is paid, and (y) the aggregate amount of all such Restricted Payments made by Ensign in any Fiscal Year does not exceed 25% of Consolidated Net Income (if greater than $0) earned during the immediately preceding Fiscal Year; (iv) Ensign may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment or position of such officer, director or employee or pursuant to the terms of any stock option plan or like agreement; provided, however, that the aggregate amount of payments under this clause (except to the extent made with Equity Issuance Proceeds received for such purpose that are not used to increase the Available Amount or otherwise applied to increase basket capacity hereunder) shall not exceed the lesser of (i) $6,000,000 in any Fiscal Year or (ii) $30,000,000 during the term of this Agreement (not including any such payments made prior to the Closing Date); (v) other Restricted Payments (including, for the avoidance of doubt, payments with respect to subordinated Indebtedness) in an aggregate amount not to exceed $15,000,000 in any Fiscal Year; (vi) the Borrower and its Subsidiaries may (x) repurchase Capital Stock to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Capital Stock represents a portion of the exercise price of such options, warrants or rights in respect thereof and (y) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of the Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Capital Stock; provided, however, that the aggregate amount of payments under this clause (y) (except to the extent made pursuant to a stock option plan or incentive plan) shall not exceed the lesser of (i) $6,000,000 in any Fiscal Year or (ii) $30,000,000 during the term of this Agreement (not including any such payments made prior to the Closing Date);

130 (vii) the Borrower and its Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Capital Stock, or payments or distributions to dissenting stockholders pursuant to applicable law; (viii) in addition to the other Restricted Payments otherwise permitted under this Section 7.5, the Borrower and its Subsidiaries may make additional Restricted Payments in an amount not to exceed the Available Amount; (ix) the refinancing of any Indebtedness that is subordinated to the Obligations; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (B) any such refinancing Indebtedness shall (x) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (y) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (z) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of the Borrower or any of its Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (C) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, further, however, that (i) the borrower of the refinancing indebtedness shall be the Borrower or the borrower of the Indebtedness being refinanced, (ii) any Loan Party shall be permitted to guarantee any such refinancing Indebtedness of any other Loan Party and (iii) any non-Loan Party shall be permitted to guarantee any such refinancing Indebtedness of any other non-Loan Party; (x) in addition to the other Restricted Payments otherwise permitted under this Section 7.5, the Borrower and its Subsidiaries may make additional Restricted Payments so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) the Total Leverage Ratio for the most recently ended four consecutive Fiscal Quarter period for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b) (calculated on a pro forma basis as if such Restricted Payment (and any other Restricted Payment or Investment that occurs subsequent to such four consecutive Fiscal Quarter period for which the pro forma financial effect of such events has been calculated under this Agreement) had been made on the first day of such four consecutive Fiscal Quarter period) does not exceed 2.00:1.00; and (xi) Restricted Payments necessary to effect the Pennant Transaction pursuant to the Pennant Transaction Documents, including the distribution of all of the Capital Stock of the Pennant Subsidiaries to the shareholders of Ensign. Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets,

131 business or property or, in the case of any Subsidiary (other than an Immaterial Subsidiary), any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or any wholly owned Subsidiary of the Borrower (or to qualify directors if required by applicable law), except: (a) the sale or other disposition of obsolete or worn out property or other property not necessary for operations or no longer useful in the business disposed of in the ordinary course of business; (b) the sale of inventory and Permitted Investments in the ordinary course of business; (c) dispositions of cash and cash equivalents; (d) dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment and (ii) the proceeds of such disposition are applied in whole or in part to purchases of such replacement equipment; (e) assets sold in connection with condemnation, eminent domain or insurance claims; and (f) asset sales or other dispositions; provided that (i) at the time of such sale or other disposition, no Event of Default then exists or would arise therefrom, (ii) the Borrower or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Permitted Investments or (y) real property (and improvements thereon related to one or more healthcare facilities) acquired in an exchange pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code (it being understood that for the purposes of clause (f)(ii)(x), the following shall be deemed to be cash: (A) any liabilities (as shown on Ensign’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale or disposition and for which all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Subsidiary from such transferee that are converted by such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable disposition and (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non- Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $1,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) such sale or other disposition shall be for fair market value (as determined by the Borrower in good faith). Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

132 (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Borrower and its Subsidiaries in the ordinary course of business; and (c) any Restricted Payment permitted by Section 7.5 and Investments permitted by Section 7.4. Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement (including any lease of Real Estate) that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien as security for the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document or any Spin-Off Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions contained in the leases of Real Estate listed on Schedule 7.8 as in effect as of the ClosingSecond Amendment Effective Date, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) the foregoing shall not apply to Excluded Subsidiaries or the Capital Stock of Excluded Subsidiaries, (vii) the foregoing shall not apply to restrictions in Indebtedness described in Section 7.1(f) to the extent relating solely to the applicable assets or Persons acquired after the Closing Date in connection with the assumption of such Indebtedness, (viii) the foregoing shall not apply to restrictions in leases of Real Estate binding upon the tenants thereunder (or guarantors thereof), (ix) the foregoing shall not apply to Indebtedness permitted under Section 7.1(i) to the extent the restrictions thereunder are no more restrictive, in any material respect, taken as a whole, than such restrictions contained herein, (x) the foregoing shall not apply to customary restrictions in joint venture arrangements, provided that such restrictions are limited to the assets of such joint ventures and the Capital Stock of the Persons party to such joint venture arrangements and (xi) the foregoing shall not apply to customary non-assignment provisions in contracts entered into in the ordinary course of business, provided that such restrictions are limited to the assets subject to such contracts and the Capital Stock of the Persons party to such contracts. Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends

133 to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”), unless at the time such Sale/Leaseback Transaction is entered into (a) no Default or Event of Default has occurred and is continuing, (b) after giving pro forma effect to such Sale/Leaseback Transaction, the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article VI and (c) the Borrower has delivered a certificate to the Lenders certifying the conditions set forth in clauses (a) and (b) and setting forth in reasonable detail calculations demonstrating pro forma compliance with the financial covenants set forth in Article VI. Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities, including, without limitation, any Hedging Transaction entered into in order to hedge against fluctuations in interest rates or currency values that arise in connection with any Borrowing or any other Indebtedness. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks. Section 7.11. Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, in each case in any manner that is materially adverse to the interests of the Lenders or the Administrative Agent. Section 7.12. PropCo Master Leases. The Borrower will not, and will not permit any of its Subsidiaries to, terminate or allow or consent to the termination of any PropCo Master Lease or enter into any amendment, waiver or modification to any PropCo Master Lease if (i) such amendment, waiver or modification could reasonably be expected to have a Material Adverse Effect or (ii) after giving pro forma effect to such amendment, waiver or modification, the Borrower will not be in compliance with the provisions of Article VI; provided that, notwithstanding the foregoing, the Borrower will not, and will not permit any of its Subsidiaries to, allow any amendment, waiver or modification of any PropCo Master Lease that (i) shortens the term of such PropCo Master Lease to less than twelve (12) years (including extension or renewal options) from the date of such amendment, waiver or modification, (ii) amends, waives or modifies Articles X, XI, or XVI of such PropCo Master Lease (including by amendment of the defined terms used therein) in a manner adverse in any material respects to the interests of the Secured Parties or (iii) amends, waives or modifies Section 5.13 of such PropCo Master Lease to the extent adversely impacting the ability of the Secured Parties to obtain or maintain a Lien on any assets of the Borrower or any of its Subsidiaries (other than the leasehold interests in such PropCo Master Lease), in each case, without the consent of the Required Lenders. No tenant under any PropCo Master Lease shall transfer its rights or obligations under such PropCo Master Lease to any Person other than to the Borrower or any other Loan Party; provided, however, that no such transfer shall

134 be permitted hereunder unless expressly permitted under such PropCo Master Lease or consented to in writing by landlord under such PropCo Master Lease. Section 7.13. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Ensign. Section 7.14. Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties. Section 7.15. Sanctions. The Borrower will not, and will not permit any of its Subsidiaries to, use any Loan or Letter of Credit or the proceeds of any Loan and/or Letter of Credit, or lend, contribute or otherwise make available any Loan or Letter Credit or the proceeds of any Loan or Letter of Credit to any Sanctioned Person, to fund any activities of or business with any Sanctioned Person or in any Sanctioned Country, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as a Lead Arranger, the Administrative Agent, a Lender (including a Swingline Lender) or an Issuing Bank or otherwise) of Sanctions. Section 7.16. Anti-Corruption Laws. The Borrower will not, and will not permit any of its Subsidiaries to, use any Loan or Letter of Credit or the proceeds therefrom for any purpose that would violate any Anti-Corruption Laws. ARTICLE VIII EVENTS OF DEFAULT Section 8.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur: (a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any

135 representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.3 (with respect to the Borrower’s legal existence), Section 5.18 or Article VI or VII; or (e) (i) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1 or 5.2, and such failure shall remain unremedied for fifteen (15) days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b), (d) and (e)(i) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or (f) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (excluding (i) any prepayment or redemption requirements in connection with a sale of assets that secures Material Indebtedness to the extent such Material Indebtedness is repaid in connection with such sale and (ii) any offer to prepay or redeem Indebtedness of any Person or securing any assets acquired in a Permitted Acquisition); or (g) the Borrower or any of its Material Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Material Subsidiary or for a

136 substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (i) the Borrower or any of its Material Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or (j) (i) an ERISA Event shall have occurred, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability), or (iii) there is or arises any potential Withdrawal Liability, which, with respect to any of the foregoing clauses (i) through (iii), could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or (k) any judgment or order for the payment of money in excess of $35,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent insurance company has not contested or denied coverage, shall be rendered against the Borrower or any of its Subsidiaries, and there shall be a period of 60 consecutive days during which (i) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) such judgment or order shall remain undischarged, unvacated or unbonded; or (l) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate for all such events, to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or (m) a Change in Control shall occur or exist; or (n) (i) there shall occur any revocation, suspension, termination, rescission, non-renewal or forfeiture or any similar final administrative action with respect to one or more Health Care Permits, Third Party Payor Programs or Third Party Payor Authorizations that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (ii) the Borrower or any of its Subsidiaries shall be named in any action, fully or partially unsealed, in which the United States has affirmatively intervened, alleging violation of the federal False Claims Act or any other applicable law and, in connection with such action, the Borrower shall have offered, agreed or paid to, or received a final judgment requiring payment to, any Governmental Authority for payment of any settlement, fine, penalty or overpayment in excess of $50,000,000; or

137 (o) any material provision of the Guaranty and Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or (p) any Lien purported to be created under any Collateral Document (with respect to a material portion of the Collateral) shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action within its control); or (q) (i) any PropCo Master Lease shall terminate or otherwise cease to be effective, other than upon the expiration or termination thereof with respect to any particular property or properties pursuant to Section 10.4 or Article XI of such PropCo Master Lease or pursuant to an amendment, waiver or modification of such PropCo Master Lease not prohibited by Section 7.12 of this Agreement, or an “Event of Default” (as defined in such PropCo Master Lease) shall have occurred and is continuing under Section 12.1.1, Section 12.1.2, Section 12.1.3 (for the avoidance of doubt, in the case of Sections 12.1.2 and 12.1.3, after the expiration of the applicable cure period set forth therein), Section 12.1.15, Section 12.1.16 (other than with respect to Section 5.11 and 5.12.3 thereof), or Section 16.1 of such PropCo Master Lease, or the landlord under such PropCo Master Lease shall have given the tenant under such PropCo Master Lease notice of termination of such PropCo Master Lease following an “Event of Default” (as defined in such PropCo Master Lease) or the landlord has issued a “Termination Notice” pursuant to Section 12.2.6 of the PropCo Master Lease or (ii) any event of the type described in the foregoing clause (i) shall have occurred with respect to any Material Master Lease; then, and in every such event (other than an event with respect to the Borrower described in subsection (g), (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default with respect to the Borrower specified in either subsection (g), (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Section 8.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

138 (a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full; (b) second, to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent, the Swingline Lender and each Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full; (c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full; (d) fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full; (e) fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Hedging Obligations; (f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the LC Exposure after giving effect to the foregoing clause fifth; and (g) seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction. All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of each Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above. Notwithstanding the foregoing, Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have

139 acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto. ARTICLE IX THE ADMINISTRATIVE AGENT Section 9.1. Appointment of the Administrative Agent. (a) Each Lender irrevocably appoints SunTrustTruist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. (b) Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Bank. Section 9.2. Nature of Duties of the Administrative Agent and the Other Agents. The Administrative Agent and the other Agents shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent and the other Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent and the other Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of

140 any Debtor Relief Law, and (c) the Administrative Agent and each other Agent shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender or Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, obtained by or in the possession of the Administrative Agent, such other Agent or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders and Issuing Banks by the Administrative Agent herein or in any other Loan Document. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in- fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment). The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent and each other Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties. Section 9.3. Lack of Reliance on the Agents, the Issuing Banks and the Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Agents has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to any Issuing Bank or Lender as to any matter, including whether any Agent disclosed material information in its (or its Related Parties’) possession. Each Lender and each Issuing Bank represents to each Agent, each other Issuing Bank and each other Lender that it has, independently and without reliance upon any Agent, any other Issuing Bank, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, any other Issuing Bank, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action

141 under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement. Section 9.5. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts. Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

142 Section 9.7. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000. (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent. (c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then each Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as an Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice). Section 9.8. Withholding Tax . (a) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective,

143 or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses; provided that if the Administrative Agent is subsequently reimbursed by the Borrower or any other Loan Party for any such amounts, the Administrative Agent shall reasonably promptly refund to the applicable Lender the amount of any excess reimbursement. (b) Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so); provided that if the Administrative Agent is subsequently reimbursed by the Borrower or any other Loan Party for any such amounts, the Administrative Agent shall reasonably promptly refund to the applicable Lender the amount of any excess reimbursement, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. Section 9.9. The Administrative Agent May File Proofs of Claim. (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, each Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

144 (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and each Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Section 9.10. Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements permitted hereunder) other than this Agreement, subject to any approval of the Lenders or the Required Lenders required by the Loan Documents. Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and discretion to effectuate the releases and subordination agreements contemplated by Section 10.17. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to Section 10.17. Section 9.12. Co-Documentation Agents;Co- Co-Syndication Agents; Lead Arrangers. Each Lender hereby designates BBVA USA, Citizens Bank, N.A., Fifth Third Bank and Wells Fargo Bank, National Association as Co-Documentation Agents (the “Co-Documentation Agents”) and agrees that the Co-Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Each Lender hereby designates Bank of America, N.A. and Regions Bank, Citibank, N.A., Fifth Third Bank, National Association, Regions Capital Markets and Wells Fargo Bank, National Association as Co-Syndication Agents (the “Co-Syndication Agents”) and agrees that the Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Each Lender agrees that the Lead Arrangers shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Section 9.13. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral

145 Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition. Section 9.14. Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be. Section 9.15. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, (ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91- 38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA

146 and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender. (b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto). Section 9.16. Erroneous Payments. (a) If the Administrative Agent notifies a Lender, an Issuing Bank or a Secured Party, or any Person who has received funds on behalf of a Lender, an Issuing Bank or a Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient

147 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error. (b) Without limiting immediately preceding paragraph (a), each Lender, each Issuing Bank, each Secured Party, or any other Person who has received funds on behalf of a Lender, an Issuing Bank or any Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case: (i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.16(b). (c) Each Lender, Issuing Bank and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding paragraph (a) or under the indemnification provisions of this Agreement.

148 (d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding paragraph (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

149 (e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment. (f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. (g) Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document. ARTICLE X MISCELLANEOUS Section 10.1. Notices. (a) Written Notices. (i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows: To the Borrower: The Ensign Group, Inc. 27101 Puerta Real, Suite 450 Mission Viejo, CA 92691 Attention: Suzanne D. Snapper, Chief Financial Officer Telecopy Number: (949) 540-3003 Email: SSnapper@EnsignServices.net With a copy to: Ensign Services, Inc. 27101 Puerta Real, Suite 450 Mission Viejo, CA 92691 Attention: General Counsel

Telecopy Number: (949) 540-3007
Email: legal@ensignservices.net

To the Administrative Agent: ~~SunTrust~~<u>Truist</u> Bank
~~3333 Peachtree Road~~<u>214 N. Tryon Street</u>
~~7th~~<u>14th</u> Floor
<u>Charlotte, NC 28202</u>
~~Atlanta, Georgia 30326~~
Attention: Portfolio Manager
Email:
~~Katherine.Bass@SunTrust~~<u>katie.lundin@truist</u>.com

With copies to (for informational purposes only):

~~SunTrust~~<u>Truist</u> Bank
3333 Peachtree Road
Atlanta, Georgia 30326
Attn: ~~Ron Caldwell~~<u>States Clawson</u>
~~Telecopy Number: (404) 926-5248~~
Email:
~~Ron.Caldwell@SunTrust~~<u>states.clawson@truist</u>.com

~~SunTrust~~<u>Truist</u> Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001

and

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Attention: Jason Bosworth
Telecopy Number: (213) 891-8291
Email: jason.bosworth@lw.com

To the Issuing Bank: ~~SunTrust~~<u>Truist</u> Bank
Attn: Standby Letter of Credit Dept.
245 Peachtree Center Ave., 17th FL
Atlanta, GA 30303
Telephone: (800) 951-7847
Telecopy Number: (801) 567-6205
Email: LCandTradeServices@~~SunTrust~~<u>truist</u>.com

~~150~~

151 To the Swingline Lender: SunTrustTruist Bank Agency Services 303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308 Attention: Agency Services Manager Telecopy Number: (404) 221-2001 To any other Lender: the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, any Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section. (ii) Any agreement of the Administrative Agent, any Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, each Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, any Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, any Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice. (b) Electronic Communications. (i) Notices and other communications to the Lenders and each Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II unless such Lender, such Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such

152 communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. (ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. (c) Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information. (d) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents. Section 10.2. Waiver; Amendments.

153 (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. (b) Subject to Section 2.16(b), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder or in any other Loan Document, without the written consent of each Lender directly affected thereby (provided that any change to the calculation of the Total Leverage Ratio or the component definitions used therein shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval); (iii) postpone the date fixed for any payment (other than any mandatory prepayment) of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby (provided that any change to the calculation of the Total Leverage Ratio or the component definitions used therein shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval);

154 (iv) change Section 2.21(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby; (v) change any of the provisions of this subsection (b) or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release all or substantially all of the guarantors, or limit the liability of all or substantially all of the guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided, further, that (x) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Person, and (y) no amendment, waiver or consent shall, unless signed by the Borrower and the Required Revolving Lenders, or the Borrower and the Administrative Agent with the consent of the Required Revolving Lenders: (1) amend or waive compliance with the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or LC Disbursement; (2) amend or waive non-compliance with any provision of Section 2.12(d); (3) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or LC Disbursement; or (4) change any of the provisions of this clause (y); provided, further, that no such amendment, waiver or consent shall change the number or percentage contained in the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Revolving Lender. (c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower

155 and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. (d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. (e) Notwithstanding anything to the contrary herein, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Collateral), or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property. Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by the Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), and (B) the Administrative Agent shall enter into the intercreditor agreement upon the request of the Borrower as contemplated by Section 7.2(i) solely to the extent such intercreditor agreement is reasonably acceptable to the Administrative Agent. Section 10.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent, the Lead Arrangers and their Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket costs and expenses which shall be limited, in the case of outside counsel, to the reasonable fees, charges and disbursements of one outside counsel to the Secured Parties, taken as a whole, any applicable local counsel required for the Secured Parties in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Secured Parties)) incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with

156 the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Indemnitees, taken as a whole, any local counsel for the Indemnitees in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of a conflict of interest, one additional of each such counsel for each group of similarly situated Indemnitees)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. (c) The Borrower shall pay, and hold the Administrative Agent, each Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes. (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, any Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the applicable

157 Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such. (e) To the extent permitted by applicable law, each party hereto waives, and agrees not to assert, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof. (f) All amounts due under this Section shall be payable promptly after written demand therefor. Section 10.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions: (i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

158 (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which, in the case of Revolving Commitments, includes Revolving Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and/or Revolving Credit Exposure, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $5,000,000 with respect to Revolving Loans and Revolving Commitments and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed). (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments or Classes on a non-pro rata basis. (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition: (A) the consent of the Borrower shall be required (such consent not to be unreasonably withheld, conditioned or delayed) unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) (1) in the case of Term Loans such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender, or (2) in the case of Revolving Commitments or Revolving Loans, such assignment is to a Lender holding Revolving Commitments or an Affiliate of such Lender or an Approved Fund of such Lender; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender, or (2) in the case of Revolving Commitments or Revolving Loans, such assignment is to a Lender holding Revolving Commitments or an Affiliate of such Lender or an Approved Fund of such Lender; and (C) the consent of each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the

159 Revolving Commitments unless such assignment is to a Lender holding Revolving Commitments or Revolving Loans, an Affiliate of such Lender or an Approved Fund of such Lender. (iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (except with respect to any assignment by a Lender to one of its Affiliates or Approved Funds), (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e). (v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries. (vi) No Assignment to Natural Persons, Defaulting Lenders or Disqualified Institutions. No such assignment shall be made to a natural person, a Defaulting Lender or a Disqualified Institution. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower. (c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon

160 reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrustTruist Bank serves in such capacity, SunTrustTruist Bank and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees”. (d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural person, a Disqualified Institution, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (excluding the right of any Participant to consent to changes in the calculation of the Total Leverage Ratio or the component definitions thereof); (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (excluding the right of any Participant to consent to changes in the calculation of the Total Leverage Ratio or the component definitions thereof); (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of all or substantially all of the guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

161 Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(B) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. (e) A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.20(e) and (f) as though it were a Lender (it being understood that the documentation required under Sections 2.20(e) and (f) shall be delivered to the participating Lender). (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. (g) The Administrative Agent shall not have any responsibility for ensuring that an assignee of, or a participant in, a Loan or Commitment is not a Disqualified Institution, and shall not have any liability in the event that Loans or Commitments, or a participation therein, are transferred to any Disqualified Institution. (h) For the avoidance of doubt, the addition of any Person to the Disqualified Institution List shall solely apply prospectively and shall have no effect with respect to any assignment or participation that occurs or any Loans, Commitments or Revolving Credit Exposure acquired by such Person, in each case prior to the date such Person is added to the Disqualified Institution List. Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document,

162 as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York. (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction. (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law. Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank

163 shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and each Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or such Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or such Issuing Bank. Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their Affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof. Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and

164 the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, any such Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors who need to know such information in connection with the Related Transactions and are informed of the confidential nature of such information, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or compulsory legal process (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over such disclosing party or its Affiliates (including any self-regulatory authority such as the National Association of Insurance Commissioners) (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries that is not, to such disclosing party’s knowledge, subject to confidentiality obligations to the Borrower and its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section (or language substantially similar to this paragraph, including provisions customary in the syndicated loan market), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of such disclosing party’s rights or obligations under this Agreement, or (B) any direct or indirect actual or prospective contractual counterparty (and its Related Parties) to any swap, derivative or similar product that is to be secured by the Collateral, (vii) to the CUSIP Service Bureau or any similar organization, (viii) for purposes of establishing a “due diligence” defense, (ix) to the extent that such information is independently developed by such disclosing party (other than with confidential information provided to such disclosing party by the Borrower and its Subsidiaries), (x) to industry trade organizations, general information with respect to this Agreement that is customary for inclusion in league table measurements or (xi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern.

165 Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender. Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents. Section 10.14. Patriot Act and Beneficial Ownership Regulation. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower will, and will cause its Subsidiaries to, provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318 and the Beneficial Ownership Regulation. Section 10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has

166 not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the credit facilities contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Section 10.16. Location of Closing. Each Lender and each Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o Latham & Watkins LLP, 885 3rd Ave, New York, NY 10022. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o Latham & Watkins LLP, 885 3rd Ave, New York, NY 10022. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York. Section 10.17. Releases of Collateral . The Administrative Agent agrees with the Borrower that the Administrative Agent shall: (a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) when such property is sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if such release is approved, authorized or ratified in writing in accordance with Section 10.2 (including, for the avoidance of doubt, termination on or after the Closing Date of any Control Account Agreements or Sweep Agreements (each as defined in the Existing Credit Agreement) entered into in connection with the Existing Credit Agreement) or (iv) when such property is subject to Liens permitted under Section 7.2(d) (solely to the extent required by the holder of such Lien), (e), (f), and, to the extent relating to extensions, renewals or replacements of such Liens, Section 7.2(h); (b) [reserved]; (c) release any Loan Party from its obligations under the applicable Collateral Documents (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder (including, for the avoidance of doubt, the Pennant Subsidiaries upon consummation of the Pennant Transaction) or (ii) if such Subsidiary becomes an Excluded Subsidiary in accordance with the requirements set forth in Section 5.18;

167 (d) release any Lien on any Capital Stock of any Subsidiary that (i) ceases to be a Subsidiary as a result of any transaction permitted hereunder (including, for the avoidance of doubt, the Pennant Subsidiaries upon consummation of the Pennant Transaction) or (ii) is an Excluded Subsidiary; and (e) subordinate the Liens and security interests of the Administrative Agent on any Collateral (other than Capital Stock and accounts receivable) to the extent contemplated by, and in accordance with the requirements of (including, without limitation, that any intercreditor agreement entered into in connection therewith be reasonably satisfactory to the Administrative Agent), Section 7.2(i); in each case, upon delivery by the Borrower of a certificate of a Responsible Officer to the Administrative Agent requesting and certifying as to the grounds for such release or subordination pursuant to this Section 10.17, as applicable. In each case as specified in this Section 10.17, the Administrative Agent is authorized by the Secured Parties and the Borrower and shall, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section. For the avoidance of doubt, the Secured Parties authorize and direct the Administrative Agent to, upon consummation of the Pennant Transaction, release each Pennant Subsidiary from its obligations under the Loan Documents and release the Liens granted under the Collateral Documents on the assets and Capital Stock of each Pennant Subsidiary. Section 10.18. Amendment and Restatement. It is the intention of each of the parties hereto that (a) the Existing Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement, (b) that all Indebtedness and Obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents shall be secured by the liens and security interests evidenced under the Loan Documents and (c) that this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Existing Credit Agreement (or serve to terminate Section 10.3 of the Existing Credit Agreement or any of the Borrower’s obligations thereunder with respect to the Administrative Agent (as defined in the Existing Credit Agreement) or the Lenders (as defined in the Existing Credit Agreement) or any other Indemnitee (as defined in the Existing Credit Agreement)). The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.2 of the Existing Credit Agreement. In addition, unless specifically amended hereby or in connection herewith, each of the Loan Documents shall continue in full force and effect. This Agreement restates and replaces, in its entirety, the Existing Credit Agreement; from and after the Closing Date, any reference in any of the other Loan Documents to the “Credit Agreement” or any like term shall be deemed to refer to this Agreement. Each Lender with a Revolving Commitment on the Closing Date shall be deemed to have agreed that its Revolving Commitment set forth on Schedule I hereto replaces in its entirety such Lender’s “Revolving Commitment” under the Existing Credit Agreement (if any).

168 Section 10.19. Acknowledgement and Consent to Bail-In of EEAAffected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEAAffected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEAwrite-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEAthe applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEAAffected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEAAffected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEAwrite-down and conversion powers of the applicable Resolution Authority. Section 10.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement providing for any Hedging Transactions or Hedging Obligations, or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): (a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC

169 and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. (remainder of page left intentionally blank)